UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MANPOWERGROUP INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MANPOWERGROUP INC.

100 MANPOWER PLACE

MILWAUKEE, WISCONSIN 53212

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 28, 2015

To the Shareholders of ManpowerGroup Inc.:

The 2015 Annual Meeting of Shareholders of ManpowerGroup Inc. will be held at the International Headquarters of ManpowerGroup, 100 Manpower Place, Milwaukee, Wisconsin, on April 28, 2015, at 10:00 a.m., local time, for the following purposes:

(1)	To elect nine individuals nominated by the Board of Directors of ManpowerGroup to serve until 2016 as directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2015;

(3)	To hold an advisory vote on approval of the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 17, 2015 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or, as applicable, by completing and mailing the proxy card. Instructions for telephonic voting and electronic voting via the Internet are contained in the Notice or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of ManpowerGroup in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2015: The annual report and proxy statement of ManpowerGroup are available for review on the Internet. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

Richard Buchband, Secretary

March 4, 2015

MANPOWERGROUP INC.

100 Manpower Place

Milwaukee, Wisconsin 53212

March 4, 2015

PROXY STATEMENT

This proxy statement relates to the solicitation of proxies by the board of directors of ManpowerGroup Inc. for use at the annual meeting of shareholders to be held at 10:00 a.m., local time, on April 28, 2015 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at ManpowerGroup’s International Headquarters, 100 Manpower Place, Milwaukee, Wisconsin.

Under rules adopted by the Securities and Exchange Commission, ManpowerGroup is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of ManpowerGroup’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000 plus expenses.

Only shareholders of record at the close of business on February 17, 2015 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 78,303,644 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our Board of Directors to serve for one year, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2015 and the advisory vote on approval of the compensation of our named executive officers, abstentions and broker non-votes will not be counted as voting on the proposals.

The Notice is being mailed to shareholders commencing on or about March 19, 2015.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of ManpowerGroup in writing (either by submitting a duly executed proxy bearing a later date or voting by telephone or via the Internet) of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated by our board of directors to serve for one year, will be voted for the appointment of Deloitte & Touche LLP as our independent auditors for 2015 and will be voted for approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on ManpowerGroup’s website at www.manpowergroup.com/about/corporategovernance.cfm. These documents include the following:

•	Articles of Incorporation;

•	By-Laws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Policy on services provided by independent auditors;

•	Charter of the executive compensation and human resources committee;

•	Executive officer stock ownership guidelines;

•	Outside director stock ownership guidelines; and

•	Foreign Corrupt Practices Act Compliance Policy.

Information contained on ManpowerGroup’s website is not deemed to be a part of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists as of the record date (except as noted below) information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	8,903,783	(2)	11.4%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	6,005,133	(3)	7.7%

Vanguard Group Inc 100 Vanguard Blvd. Malvern, PA 19355	4,955,067	(4)	6.3%

(1)	Based on 78,303,644 shares of common stock outstanding as of the record date.

(2)	This information is based on a Schedule 13G filed on January 9, 2015, by BlackRock, Inc. on its behalf and on behalf of its following affiliates: BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Japan Co. Ltd., BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Life Limited, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock International Limited, BlackRock Investment Management UK Ltd , BlackRock Fund Managers Limited, BlackRock (Singapore) Limited and BlackRock Asset Management North Asia Limited. According to this Schedule 13G, these securities are owned of record by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 7,066,939 shares held and sole dispositive power with respect to 8,903,783 shares held.

(3)	This information is based on a Schedule 13G filed on February 12, 2015. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser. Price Associates has sole voting power with respect to 1,440,781 shares held and sole dispositive power with respect to 6,005,133 shares held. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	This information is based on a Schedule 13G filed on February 11, 2015. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which The Vanguard Group (“Vanguard”) serves as investment advisor. Vanguard has sole voting power with respect to 74,115 shares held, sole dispositive power with respect to 4,886,607 shares held and shared dispositive power with respect to 68,460 shares held.

1.  ELECTION OF DIRECTORS

Shareholders are being asked to vote to re-elect to the board of directors Cari Dominguez, Jeffrey A. Joerres, Roberto Mendoza, Ulice Payne, Jr., Jonas Prising, Elizabeth P. Sartain, John Walter and Edward J. Zore, the directors whose terms will expire at the 2015 annual meeting of shareholders, as well as elect Paul Read to the board of directors. Mr. Read was appointed to the board of directors in December 2014 after being recommended for appointment to the board of directors by an independent director search firm, and subsequently by the nominating and governance committee. All directors will serve for a one-year term. Marc Bolland has resigned from the board of directors effective February 11, 2015 and therefore, will not be standing for re-election.

Our Articles of Incorporation previously divided directors into three classes, with staggered terms of three years each. At each annual meeting of the shareholders, the appointment of the directors constituting one class of directors expired, and the shareholders voted at that meeting to elect the directors nominated, each to hold office for a three-year term. At our 2013 annual meeting of shareholders, the shareholders approved an amendment to our Articles of Incorporation providing for a phased-in declassification of the board of directors and the annual election of all directors who are re-elected beginning at the annual meeting of shareholders on April 29, 2014. Accordingly, the directors elected at the 2015 annual meeting of shareholders (and each annual meeting of shareholders thereafter) will be elected for one-year terms, and beginning with the 2016 annual meeting, the entire Board will be elected annually.

The board of directors may appoint additional directors, in accordance with our Articles of Incorporation, based upon the recommendation of the nominating and governance committee and subject to re-election by our shareholders at the next annual meeting of shareholders.

The following individuals are being nominated as directors, each for a one-year term expiring at the 2015 annual meeting of shareholders:

Cari M. Dominguez

Jeffrey A. Joerres

Roberto Mendoza

Ulice Payne, Jr.

Jonas Prising

Paul Read

Elizabeth P. Sartain

John R. Walter

Edward J. Zore

The nominating and governance committee reviewed the qualifications of the directors listed above who are seeking election or re-election and recommended to the board of directors that each be elected or re-elected to serve for an additional one-year term. The board of directors has confirmed the nominations.

In accordance with our articles of incorporation and by-laws, a nominee will be elected as a director if the number of votes cast in favor of the election exceeds the number of votes cast against the election of that nominee. Abstentions and broker non-votes will not be counted as votes cast. If the number of votes cast in favor of the election of a director is less than the number of votes cast against the election of the director, the director is required to tender his or her resignation from the board of directors to the nominating and governance committee. Any such resignation will be effective only upon its acceptance by the board of directors. The nominating and governance committee will recommend to the board of directors whether to accept or reject the tendered resignation or whether other action should be taken. The board of directors will act on the recommendation of the nominating and governance committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

Director Biographies

Name	Age	Principal Occupation and Directorships

Nominees for Directors

Cari M. Dominguez Director since 2007	65	President, Dominguez & Associates, a management consulting firm, since January 2007. Prior thereto, Ms. Dominguez held several leadership positions within the United States government as well as in the public and private sectors, including Chair of the U.S. Equal Employment Opportunity Commission from 2001 to 2006, Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998, Director, Spencer Stuart, a consulting firm, from 1993 to 1995, Assistant Secretary for Employment Standards Administration, and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. A trustee of Calvert SAGE Funds since 2008, director of Triple-S Management Corporation since 2012 and a director with the National Association of Corporate Directors since 2013.

Jeffrey A. Joerres Director since 1999	55	Executive Chairman of ManpowerGroup since May 2014. Chairman of ManpowerGroup from 2001 to May 2014. Chief Executive Officer of ManpowerGroup from 1999 to May 2014. A director of Johnson Controls, Inc. since 2001, director of Artisan Partners Asset Management Inc. since 2013, and Chairman of the Federal Reserve Bank of Chicago since 2010. Formerly a director of Artisan Funds, Inc. from 2001 to 2011.

Roberto Mendoza Director since 2009	69	Senior Managing Director of Atlas Advisors LLC, an independent global investment banking firm, since March 2010. Mr. Mendoza co-founded Deming Mendoza & Co. LLC, a corporate finance advisory firm and served as a Partner from 2009 to March 2010. Prior thereto, Mr. Mendoza held several leadership positions in the investment banking and financial services industry, including Non-executive Chairman of Trinsum Group, Inc. from 2007 to 2008, Chairman of Integrated Finance Limited from 2001 to 2007, Managing Director of Goldman Sachs & Co. from 2000 to 2001, and Director and Vice Chairman of J.P. Morgan & Co. Inc., from 1990 to 2000. A director of The Western Union Company since 2006 and PartnerRe Limited since 2009.

Name	Age	Principal Occupation and Directorships

Ulice Payne, Jr. Director since 2007	59	President of Addison-Clifton, LLC, a provider of global trade compliance advisory services, from May 2004 to present. Prior thereto, Mr. Payne held several leadership positions, including President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003 and Partner with the law firm Foley & Lardner LLP from 1998 to 2002. A trustee of The Northwestern Mutual Life Insurance Company since 2005 and director of Wisconsin Energy Corporation since 2003. Formerly, a director of Badger Meter, Inc. from 2000 to 2010.

Jonas Prising Director since 2014	50	Chief Executive Officer of ManpowerGroup since May 2014. ManpowerGroup President with responsibility for the Americas and Southern Europe from November 2012 to April 2014. Executive Vice President, President of ManpowerGroup — The Americas from 2009 to October 2012. Prior thereto, Mr. Prising was the Executive Vice President, President of ManpowerGroup — United States and Canadian Operations from 2006 to 2008 and held other positions at ManpowerGroup since 1999.

Paul Read Director since 2014	48	President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor and supply-chain services provider, since September 2013. Chief Financial Officer of Flextronics International, Ltd., an electronics manufacturing services provider, from 2008 to June 2013. Formerly, a director of Ingram Micro, Inc. from 2012 to 2013.

Elizabeth P. Sartain Director since 2010	60	Independent Human Resource Advisor and Consultant since April 2008. Prior thereto, Ms. Sartain held several leadership positions, including Executive Vice President and Chief People Officer at Yahoo! Inc. from 2001 to 2008 and an executive with Southwest Airlines serving in various positions from 1988 to 2001. Formerly, a director of Peets Tea and Coffee, Inc. from 2007 to 2012.

John R. Walter Director since 1998	68	Non-Executive Chairman of the Board of InnerWorkings, Inc., a global marketing execution firm, from 2004 to June 2010. Prior thereto, he held several leadership positions, including President and Chief Operating Officer of AT&T Corp. from 1996 to 1997 and Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company from 1989 through 1996. Formerly, a director of InnerWorkings, Inc. from 2004 to 2012, Vasco Data Securities, Inc. from 2003 to 2013 and Echo Global Logistics from 2006 to 2014.

Edward J. Zore Director since 2000	69	Chairman and Chief Executive Officer of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) from March 2009 to July 2010. President and Chief Executive Officer of Northwestern Mutual from 2001 to 2009. Prior thereto, Mr. Zore held several leadership positions at Northwestern Mutual, including President from 2000 to 2001. A trustee of Northwestern Mutual since 2000 and a director of RenaissanceRe Holdings Ltd. since 2010. Formerly, a director of the Northwestern Mutual Series Fund, Inc. from 2000 to 2010.

Name	Age	Principal Occupation and Directorships

Other Current Directors

Gina R. Boswell Director since 2007	52	Executive Vice President, Personal Care, North America at Unilever, a global food, personal care and household products company, since July 2011. President, Global Brands, of Alberto-Culver Company, a consumer goods company, from 2008 to July 2011. Prior thereto, Ms. Boswell held several leadership positions, including Senior Vice President and Chief Operating Officer —North America of Avon Products, Inc. from 2005 to 2007 and as an executive with Ford Motor Company from 1999 to 2003. A director of Wolverine Inc. since 2013.

William Downe Director since 2011	62	Chief Executive Officer of BMO Financial Group, a highly diversified financial services provider based in North America, since March 2007. Prior thereto, Mr. Downe held several leadership positions with BMO Financial Group and its subsidiaries, including Chief Operating Officer of BMO Financial Group from 2006 to 2007, and Deputy Chair of BMO Financial Group and Chief Executive Officer, BMO Nesbitt Burns and Head of Investment Banking Group from 2001 to 2006. A director of Bank of Montreal since 2007.

Patricia Hemingway Hall Director since 2011	62	President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer, since November 2008. Prior thereto, Ms. Hemingway Hall held several leadership positions at Health Care Service Corporation, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007. A director of Cardinal Health since 2013.

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2014. The board of directors held five meetings during 2014. The board of directors did not take action by written consent during 2014.

Under ManpowerGroup’s by-laws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the secretary of ManpowerGroup. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the secretary of ManpowerGroup not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination, including the disclosure of any hedging, derivative or other complex transactions involving the Company’s common stock to which a shareholder proposing a director nomination is a party.

Board Independence and Related Party Transactions

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are included in our Corporate Governance Guidelines and are available on ManpowerGroup’s website at http://www.manpowergroup.com/about/corporategovernance.cfm. The Corporate Governance Guidelines and the categorical standards have been designed to comply with the standards required by the New York Stock Exchange. As required under the Corporate Governance guidelines, our board of directors reviews and determines the independence of all directors on an annual basis.

In making its independence determinations, the nominating and governance committee evaluates the various commercial and employment transactions and relationships known to the committee that exist between ManpowerGroup and the entities with which certain of our directors or members of their immediate families are, or have been affiliated. The nominating and governance committee also reviews any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the categorical standards, might compromise a director’s independence.

The board of directors has determined that ten of twelve of the current directors of ManpowerGroup are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards and the following:

•	Mr. Mendoza is a director of the Western Union Company, a public company, which has engaged ManpowerGroup to provide services to the company.

•	Mr. Zore and Mr. Payne are trustees of Northwestern Mutual. Northwestern Mutual and certain of its affiliates have engaged ManpowerGroup and Experis to provide contingent staffing, accounting and other services.

•	Ms. Boswell is Executive Vice President, Personal Care at Unilever, which has engaged ManpowerGroup to provide services to the company.

•	Mr. Downe is the President and Chief Executive Officer of BMO Financial Group, and one of its subsidiaries, BMO Harris Bank, is a party to the syndicate of banks in ManpowerGroup’s $600 million revolving credit facility, which was entered into in the ordinary course of business. In addition, BMO Financial Group has engaged ManpowerGroup to provide services to the company.

•	Mr. Read is the President and Chief Operating Officer of Ingram Micro Inc. which has engaged ManpowerGroup to provide services to the company.

The independent directors are Ms. Boswell, Ms. Dominguez, Mr. Downe, Ms. Hemingway Hall, Mr. Mendoza, Mr. Payne, Mr. Read, Ms. Sartain, Mr. Walter and Mr. Zore. Marc Bolland, who resigned from the board of directors effective February 11, 2015, Jack M. Greenberg, who retired from the board of directors on September 28, 2014 and Terry A. Hueneke, who retired from the board of directors on April 14, 2014, were also independent under the listing standards of the New York Stock Exchange.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with the procedures described in ManpowerGroup’s by-laws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under “Board Composition and Qualifications of Board Members” below.

ManpowerGroup does not have a policy regarding board members’ attendance at the annual meeting of shareholders. All of the directors attended the 2014 annual meeting of shareholders, except Mr. Read who was not a director at the time.

Any interested party who wishes to communicate directly with the lead director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the lead director.

Meetings and Committees of the Board

The board of directors has standing audit, executive compensation and human resources, and nominating and governance committees. The board of directors has adopted written charters for these committees, which are available on ManpowerGroup’s web site at http://www.manpowergroup.com/about/corporategovernance.cfm.

Audit Committee

The audit committee consists of Ms. Boswell (Chair), Ms. Hemingway Hall, Mr. Mendoza, Mr. Payne and Mr. Read, who was appointed to the committee at the February 2015 board meeting. Each member of the audit committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange. The board of directors has determined that each member of the Audit Committee meets the financial literacy and independence requirements of the SEC and that Ms. Boswell, Mr. Mendoza and Mr. Read are each an “audit committee financial expert” and “independent” as defined under the applicable rules of the Securities and Exchange Commission. Under the Company’s Corporate Governance Guidelines, no member of the audit committee may serve on the audit committee of more than three public companies, including ManpowerGroup. No member of the audit committee currently serves on the audit committee of more than three public companies, including ManpowerGroup.

The functions of the audit committee include:

•	appointing the independent auditors for the annual audit and approving the fee arrangements with the independent auditors;

•	monitoring the independence, qualifications and performance of the independent auditors;

•	reviewing the planned scope of the annual audit;

•	reviewing the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviewing our accounting management and controls and any significant audit adjustments proposed by the independent auditors;

•	making a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K;

•	reviewing recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management;

•	reviewing matters of disagreement, if any, between management and the independent auditors;

•	periodically review our Policy Regarding the Retention of Former Employees of Independent Auditors;

•	overseeing compliance with our Policy on Services Provided by Independent Auditors;

•	meeting privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls;

•	monitoring our internal audit department, including our internal audit plan;

•	monitoring our policies and procedures regarding compliance with the Foreign Corrupt Practices Act and compliance by our employees with our code of business conduct and ethics;

•	assisting the board of directors with its oversight of the performance of the Company’s risk management function;

•	reviewing current tax matters affecting us;

•	periodically discussing with management our risk management framework;

•	monitoring any litigation involving ManpowerGroup, which may have a material financial impact on ManpowerGroup or relate to matters entrusted to the audit committee; and

•	approving the retention, compensation and termination of outside legal, accounting and other such advisors to the committee.

In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to ManpowerGroup’s financial statements or that otherwise require disclosure to ManpowerGroup’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee held five meetings during 2014. The audit committee did not take action by written consent during 2014.

Executive Compensation and Human Resources Committee

The executive compensation and human resources committee consists of Mr. Zore (Chair), Ms. Dominguez, Mr. Downe, Ms. Sartain and Mr. Walter. Each member of the executive compensation and human resources committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.

The functions of the executive compensation and human resources committee include:

•	establishing the compensation of the executive chairman and chief executive officer of ManpowerGroup, subject to ratification by the board of directors;

•	approving the compensation, based on the recommendations of the chief executive officer of ManpowerGroup, of the chief financial officer and certain other senior executives of ManpowerGroup;

•	determining the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of ManpowerGroup’s retirement and other fringe benefit plans, with respect to the individuals listed above;

•	monitoring the development of ManpowerGroup’s key executive officers;

•	administering ManpowerGroup’s equity incentive plans and employee stock purchase plans and oversee ManpowerGroup’s employee retirement and welfare plans;

•	administering ManpowerGroup’s corporate senior management annual incentive pool plan;

•	reviewing and recommending the compensation discussion and analysis to be included in our annual proxy statement;

•	acting as the compensation committee of outside directors under Section 162(m) of the Internal Revenue Code;

•	approving the retention, compensation and termination of outside compensation consultants, independent legal advisors or other advisors and having oversight of their work; and

•	considering the independence of any outside compensation consultant, independent legal advisor or other advisor to the committee.

In accordance with the terms of its charter, the executive compensation and human resources committee may from time to time delegate authority and assign responsibility with respect to such of its functions to officers of the Company. The executive compensation and human resources committee held six meetings during 2014. The executive compensation and human resources committee took one action by written consent during 2014.

Nominating and Governance Committee

The nominating and governance committee consists of Mr. Payne (Chair), Ms. Boswell, Mr. Walter, and Mr. Zore. Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange.

The functions of this committee are to:

•	recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors;

•	establish procedures and assist in identifying candidates for board membership;

•	review the qualifications of candidates for board membership;

•	periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate;

•	coordinate the annual self-evaluation of the performance of the board of directors and each of its committees;

•	establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures;

•	oversee the content and format of our code of business conduct and ethics;

•	monitor compliance by the non-management directors with our code of business conduct and ethics;

•	develop and periodically review succession plans for the directors;

•	periodically review the corporate governance guidelines and recommend any changes as deemed appropriate;

•	review and recommend categorical standards for determining non-management director independence consistent with the rules of the New York Stock Exchange and other requirements; and

•	approve the retention, compensation and termination of any outside independent advisors to the committee.

The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee met four times during 2014. The nominating and governance committee did not take action by written consent during 2014.

Board Composition and Qualifications of Board Members

The nominating and governance committee has adopted, and the board of directors has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors. The guidelines call for the following with respect to the composition of the board:

•	a variety of experience and backgrounds

•	a core of business executives having substantial senior management and financial experience

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest constituencies

•	the independence of at least a majority of the directors

•	individuals who represent a diversity of gender, race and age

In connection with its consideration of possible candidates for board membership, the committee also has identified areas of experience that members of the board should as a goal collectively possess. These areas include:

•	previous board experience

•	active or former CEO/COO/Chairperson

•	human resources experience

•	accounting or financial oversight experience

•	international business experience

•	sales experience

•	marketing and branding experience

•	operations experience

•	corporate governance experience

•	government relations experience

•	technology experience

The Company believes that the present composition of the board of directors satisfies the guidelines for selecting board candidates set out above; specifically, the board is composed of individuals who have a variety of experience and backgrounds, the board has a core of business executives having substantial experience in management as well as one member having government experience, board members represent the best interests of all of the shareholders rather than special interests, and ten of twelve directors are independent under the rules of the New York Stock Exchange. The composition of the board also reflects diversity of gender, race and age, an objective that the nominating and governance committee continually strives to enhance when searching for and considering new directors. Based on the composition of our board of directors, we believe this objective has been achieved.

The board of directors and the nominating and governance committee evaluated each of the directors’ contributions to the board of directors and role in the operation of the board of directors as a whole. In addition to the background and experience of each director and nominee outlined in the biographies on pages 5 to 7 of this proxy statement, the board of directors and the nominating and governance committee considered, in particular, the following:

Gina R. Boswell — Ms. Boswell has significant managerial, strategic, operational, and financial management expertise as a result of the various senior positions she has held at several companies with global operations.

Cari M. Dominguez — Ms. Dominguez has expertise in government relations and labor markets from her position as Chair of the U.S. Equal Employment Opportunity Commission and other various governmental positions she held. Ms. Dominguez also has managerial, international and operational experience in the human resources industry as a result of the various senior positions she held at various human resource consulting groups.

William Downe — Mr. Downe brings to the board significant managerial, operational and global experience he has gained during his tenure as Chief Executive Officer of BMO Financial Group.

Patricia Hemingway Hall — Ms. Hemingway Hall brings to the board significant managerial, operational, sales, marketing and government relations experience as a result of her tenure as President and Chief Executive Officer of Health Care Service Corporation (“HCSC”) and the other various positions she held at HCSC.

Jeffrey A. Joerres — Mr. Joerres brings to the board a broad understanding of ManpowerGroup and its operations from the many years of experience with the Company, as Executive Chairman and previously as Chairman and Chief Executive Officer. He brings to the board a deep understanding of the global marketplace and the competitive landscape for the Company.

Roberto Mendoza — Mr. Mendoza brings to the board significant global financial, strategic and banking activities gained as a result of the various positions he held at various global investment banking and financial advisory firms. Mr. Mendoza also brings an important perspective from his service as a director of other public company boards.

Ulice Payne, Jr. — Mr. Payne brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held including as President of Addison-Clifton, LLC, a provider of global trade compliance advisory services. The board of directors also benefits from his broad experience in and knowledge of international business.

Jonas Prising — Mr. Prising brings to the board a deep knowledge of ManpowerGroup and its operations from his many years of experience with the Company, including as President with responsibility for the Americas and Southern Europe and currently as Chief Executive Officer. He also brings a deep understanding of the industry, a global perspective, having lived and worked in multiple countries around the world, and a strong knowledge of the relevant marketplaces in Europe and Asia

Paul Read — Mr. Read brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held, including as President and Chief Operating Officer of Ingram Micro Inc. and Chief Financial Officer of Flextronics International, Ltd.

Elizabeth P. Sartain — Ms. Sartain brings to the board significant human resources experience as a result of the various senior management positions she held at various multi-national companies as well as being an independent human resource advisor for many years. Ms. Sartain also brings an important perspective gained from her service as a director of other public company boards.

John R. Walter — Mr. Walter brings to the board significant managerial, operational and global experience from his tenure as President and Chief Operating Officer of AT&T and President and Chief Executive Officer of R.R. Donnelley & Sons Company and from other senior executive positions he has held at several other companies as well as his service as a director of other public company boards.

Edward J. Zore — Mr. Zore brings to the board significant managerial, operational and financial experience as a result of the various senior positions he held with The Northwestern Mutual Life Insurance Company, including as Chairman and Chief Executive Officer and Chief Financial Officer. The board also benefits from his service as a director of other public companies.

ManpowerGroup’s corporate governance guidelines states that an individual cannot be nominated for election to the board of directors after his or her 72nd birthday. A director that is standing for election who will turn age 72 during his or her normal term must submit a resignation effective as of his or her 72nd birthday as a condition to having the board of directors recommend the director for election. If the board of directors rejects the resignation for any reason, the director shall continue in office until the expiration of his or her current term.

Board Leadership Structure

Executive Chairman

Under ManpowerGroup’s by-laws, the board of directors can choose whether the roles of chairman and chief executive officer should be combined or separated, based on what it believes is best for the Company and its shareholders at a given point in time. The board of directors has elected to currently separate the roles of chairman and chief executive officer. Our executive chairman, Jeffrey A. Joerres, served as our chief executive officer from April 1999 to April 2014, and has been chairman of the board of directors since May, 2001. As executive chairman, Mr. Joerres is actively involved, on a full-time basis, in ManpowerGroup’s business. In addition to serving as chairman of the board, Mr. Joerres’ executive responsibilities with the Company include:

•	client service – maintaining and enhancing relationships with senior members of current and future clients around the world; and

•	strategy and advice – acting as an advisor in planning ManpowerGroup’s long-term business strategy and as an advisor to our current chief executive officer, Jonas Prising, who succeeded Mr. Joerres in the role on May 1, 2014.

Having Mr. Joerres as our executive chairman enables ManpowerGroup and the board of directors to continue to benefit from Mr. Joerres’ skills and expertise, including his extensive knowledge of ManpowerGroup’s business, clients and people. It has also facilitated strong communication and coordination between management and the board of directors.

As chief executive officer, Mr. Prising is responsible for ManpowerGroup’s day-to-day operations and for formulating and executing ManpowerGroup’s long-term strategies in collaboration with the board of directors. He is accountable to the board of directors for ManpowerGroup’s performance and directs and drives the business performance of ManpowerGroup. Mr. Prising’s primary responsibilities include:

•	management – serving as ManpowerGroup’s primary decision- and policy-maker;

•	leadership – setting the tone at the top with regard to ManpowerGroup’s values, ethics and culture, serving as a visible role model for all ManpowerGroup people, developing the leadership potential of ManpowerGroup’s top executives and evaluating the performance of ManpowerGroup’s executive leadership; and

•	external relationships and representation – serving as ManpowerGroup’s primary spokesperson, building relationships with ManpowerGroup’s clients, investors and other stakeholders and driving new business opportunities.

Duties of Lead Director

Our corporate governance guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the Board will designate one of the independent directors to serve as the lead director. The lead director helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important.

Our corporate governance guidelines contemplate that the lead director will be appointed annually and that he or she should be willing to serve for at least three years in such capacity. The board of directors believes having a lead director serving continuous terms provides greater continuity to the role, enhances board leadership and performance and facilitates effective oversight of the performance of senior management. Mr. Zore was first appointed the lead director in February 2013, and re-appointed as lead director in February 2014 and 2015. The lead director’s duties as specified in the Company’s corporate governance guidelines are as follows:

•	Preside at executive sessions of the non-employee directors and all other meetings of directors where the chairman of the board is not present;

•	Serve as liaison between the chairman of the board and the non-employee directors;

•	Approve what information is sent to the board;

•	Approve the meeting agendas for the board;

•	Approve meeting schedules to assure that there is sufficient time for discussion on all agenda items;

•	Have the authority to call meetings of the non-employee directors; and

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Board Oversight of Risk

The board of directors is responsible for overseeing management in the execution of management’s Company-wide risk management responsibilities. The board of directors fulfills this responsibility both directly and through its standing committees (as discussed further below), each of which assists the board of directors in overseeing a part of the Company’s overall risk management.

The committees of the board oversee specific areas of the Company’s risk management as described below:

Audit Committee

The audit committee is responsible for assisting the board of directors with its oversight of the performance of the Company’s risk management functions including:

•	Periodically reviewing and discussing with management the Company’s risk management framework, including policies, practices and procedures regarding risk assessment and management;

•	Periodically receiving, reviewing and discussing with management reports on selected risk topics as the committee or management deems appropriate from time to time; and

•	Periodically reporting to the board of directors on its activities in this oversight role.

Executive Compensation and Human Resources Committee

The executive compensation and human resources committee reviews and discusses with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance

The nominating and governance committee evaluates the overall effectiveness of the board of directors, including its focus on the most critical issues and risks.

As part of this oversight, the committees engage in reviews and discussions with management (and others if considered appropriate) as necessary to be reasonably assured that the Company’s risk management processes (1) are adequate to identify the material risks that we face in a timely manner, (2) include strategies for the management of risk that are responsive to our risk profile and specific material risk exposure, (3) serve to integrate risk management considerations into business decision-making throughout the Company, and (4) include policies and procedures that are reasonably effective in facilitating the transmission of information with respect to material risks to the senior executives of the Company and each committee.

Compensation Consultant

The executive compensation and human resources committee directly retains Mercer (US) Inc. to advise it on executive compensation matters. Mercer reports to the chair of the committee. On an annual basis, the Company and Mercer enter into an engagement letter, which sets out the services to be performed by Mercer for the committee during the ensuing year. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the committee in the performance of its duties. Mercer’s fees for executive compensation consulting to the committee in 2014 were $284,503.

The committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating ManpowerGroup’s executive compensation programs and practices. The committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Mercer was engaged by the committee to perform the following services in 2014:

•	Evaluate the competitiveness of our total executive compensation and benefits program for the senior executives, including base salary, annual incentive, total cash compensation, long-term incentive awards, total direct compensation, retirement benefits and total remuneration against the market;

•	Assess how well the compensation and benefits programs are aligned with the committee’s stated philosophy to align pay with performance, including analyzing our performance against comparator companies;

•	Review and recommend the companies used in our comparator group and our industry peer group;

•	Provide advice and assistance to the committee on the levels of total compensation and the principal elements of compensation for our senior executives;

•	Advise the executive compensation and human resources committee on salary, target incentive opportunities and equity grants; and

•	Brief the committee on trends in executive compensation and benefits among large public companies and on regulatory, legislative and other developments;

•	Assist with the preparation of the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

In connection with the engagement, the committee and Mercer have agreed on written guidelines for minimizing potential conflicts of interest. These guidelines are as follows:

•	The committee has the authority to retain and dismiss Mercer at any time;

•	Mercer reports directly to the committee and has direct access to the committee through the chair;

•	Mercer does not consult with or otherwise interact with our executives except to discuss our business and compensation strategies and culture, obtain compensation and benefits data along with financial projections and operational data, consult about the nature and scope of the various executive jobs for benchmarking purposes, confirm factual and data analyses to ensure accuracy, and consult with the chief executive officer about the compensation of the other executives of ManpowerGroup;

•	Mercer’s main contacts with management are the chief financial officer and executive vice president, global strategy and talent;

•	Mercer’s written reports may be distributed to committee members as part of the committee meeting mailings, except any findings and recommendation regarding the executive chairman and chief executive officer are sent in a separate document directly to committee members;

•	Each engagement of Mercer by the committee is documented in an engagement letter that includes a description of the agreed upon services, fees and other matters considered appropriate; and

•	Prior to a Mercer consultant performing any services, whether related to compensation or other consulting services, for ManpowerGroup in addition to those performed for the committee, the consultant must inform the committee chair and obtain approval.

Ultimately, the consultant provides recommendations and advice to the committee in an executive session where management is not present, which is when critical pay decisions are made. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at our company.

Besides Mercer’s involvement with the committee, it and its affiliates also provide other non-executive compensation services to us. These services are approved by management who oversee the specific areas of business for which the services are provided. The total amount paid for these other services provided in 2014 was $342,801. These services include actuarial and pension reporting services, workers compensation reporting and insurance services. The majority of these services are provided not by Mercer itself, but by other companies owned by Marsh & McLennan, the parent company of Mercer, which therefore, are considered affiliates even though they operate independently of Mercer. The committee considered the independence of Mercer under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The committee concluded that the services provided by the Marsh & McLennan affiliates (other than Mercer), did not raise any conflicts of interest.

The committee believes the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with us because of the procedures Mercer and the committee have in place, including the following:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•	Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth in the table below, as of February 17, 2015, are the shares of ManpowerGroup common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Executive and Director Compensation — Summary Compensation Table,” and all directors and executive officers of ManpowerGroup as a group and the shares of ManpowerGroup common stock that could be acquired within 60 days of February 17, 2015 by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire Common Stock(1)(2)	Percent of Class
Jeffrey A. Joerres	727,797	(3)	645,374	*
Jonas Prising	171,702		114,904	*
Gina R. Boswell	11,033	(4)	0	*
Ram Chandrashekar	25,848		19,749	*
Cari M. Dominguez	10,256		0	*
William Downe	13,261	(4)	0	*
Darryl Green	135,583		114,845	*
Patricia Hemingway Hall	3,080		0	*
Roberto Mendoza	0		0	*
Ulice Payne, Jr	16,843	(4)	0	*
Paul Read	1,980	(4)	0	*
Elizabeth P. Sartain	10,808	(4)	0	*
Mara Swan	97,405		79,243	*
Michael J. Van Handel	267,008		186,219	*
John R. Walter	10,340		3,028	*
Edward J. Zore	45,417	(4)	0	*
All directors and executive officers as a group (18 persons)	1,593,243		1,203,807	2.0%

*	Less than 1% of outstanding shares.

(1)	Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

The table does not include vested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan:

Director	Vested Deferred Stock
	2003 Plan	2011 Plan	Total
Cari M. Dominguez	0	3,839	3,839
William Downe	0	12,012	12,012
Patricia Hemingway Hall	0	3,839	3,839
Roberto Mendoza	8,121	6,919	15,040
Paul Read.	0	76	76
Elizabeth P. Sartain	0	2,541	2,541
John R. Walter	9,558	6,090	15,648
Edward J. Zore	609	1,145	1,754

The table does not include 1,980 unvested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by each of Ms. Dominguez, Ms. Hemingway

Hall, Mr. Mendoza, and Mr. Walter that were issued under the 2011 Plan and the Terms and Conditions on January 1, 2015. These shares of deferred stock vest in equal quarterly installments during 2015.

(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options and the settlement of restricted stock units.

(3)	Includes 300 shares held by Mr. Joerres’ spouse.

(4)	Includes the following number of shares of unvested restricted stock as of the record date:

Director	Unvested Restricted Stock
Gina R. Boswell	1,980
William Downe	1,980
Ulice Payne, Jr.	1,980
Paul Read.	1,980
Elizabeth P Sartain.	1,980
Edward J. Zore	1,980

The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Background

This compensation discussion and analysis describes ManpowerGroup’s executive compensation program for our executive officers for whom disclosure is required under the rules of the Securities and Exchange Commission. We refer to this group of executives as our named executive officers (“NEOs”). Our NEOs are listed below with their titles as of December 31, 2014:

•	Jeffrey A. Joerres — Executive Chairman

•	Jonas Prising — Chief Executive Officer

•	Michael J. Van Handel — Executive Vice President and CFO

•	Darryl Green — President and Chief Operating Officer

•	Ram Chandrashekar — Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East

•	Mara Swan — Executive Vice President, Global Strategy and Talent

Leadership Changes

2014 was an important year for the leadership of our company. For only the third time in sixty-five years, we named a new CEO: Jonas Prising was elected Chief Executive Officer of the Company, effective May 1, 2014. Jeff Joerres became our Executive Chairman and Darryl Green became our first Chief Operating Officer on the same day.

Executive Summary

2014 Compensation Reflected Strong 2014 Financial Results

Our executive compensation programs are designed to reward performance, and 2014 was a strong year, with revenue growth in a majority of our markets. In addition, our cost recalibration and cost control efforts, which began in 2012, continued to yield improved operating leverage. We delivered record profits, which resulted in meaningful increases in the three key financial metrics we use to incent and reward our NEOs:

•	Diluted Earnings Per Share (“EPS”) (1) was $5.30, an increase from $3.66 in 2013

•	Return on Invested Capital (“ROIC”) (1) was 14.6%, an increase from 10.9% in 2013

•	Operating Profit Margin Percent (“OPMP”) (1) was 3.46%, an increase from 2.58% in 2013

(1)	EPS, ROIC and Operating Profit Margin Percent have been calculated for 2014 and 2013 in accordance with our compensation plans. See page 40 for an explanation of the calculations of each of these metrics.

We Manage Our Business in Light of Global Macroeconomic Forces, Business Cycles and Complexity

ManpowerGroup derives over 85% of its revenues from outside the United States, with the largest portions coming from the Company’s operating segments in Southern Europe (36%), Northern Europe (29%) and Asia Pacific Middle East (11%). Our business is truly global in nature and complexity, with over 26,000 employees and over 600,000 associates connected with clients worldwide on any given day. Our worldwide network serves global, multinational and local companies in 80 countries and territories. We placed approximately 3.4 million people in jobs in 2014, and provided a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

Our results are highly dependent on labor market conditions, business cycles and other macroeconomic forces. During periods of recovery, we typically expect to see improvements in revenue, operating profit margin, and ROIC. During declines in the economic cycle, or periods of economic uncertainty, our revenue will often decline as our clients scale back use of our services due to reduced demand for their products and services. We have used periods of economic weakness and uncertainty to streamline our cost structure, such as the simplification and cost recalibration plan we began in 2012 and 2013. During 2014, we began to see tentative economic recovery, which combined with our strong operating discipline and our ongoing cost recalibration efforts, contributed to producing record earnings for ManpowerGroup in 2014.

Our Executive Pay is Designed to be Variable and Affordable

We believe the interests of our shareholders are served when strong operating performance drives enhanced financial performance. Therefore, the pay for our CEO and our other senior executives is closely aligned with our financial results, and their compensation varies year-over-year based on whether they have achieved collective and individual performance goals set by our Executive Compensation and Human Resources Committee (the “Committee”). This also reflects our philosophy of affordability — compensation is higher when our executives have delivered financial results that make it affordable for the Company and lower when financial results decline and make it less affordable for the Company.

We Focus on Three Key Performance Metrics

In 2014, we continued to focus on three financial and operating metrics that we believe reflect whether we are running our businesses successfully for our shareholders.

•	Earnings Per Share. Focuses our NEOs on producing financial results that align with the interests of our shareholders. We believe this metric is a critical measure of executive performance.

•	Return on Invested Capital. Our business is capital intensive. We must pay our associates and consultants before we typically bill and collect from our clients. Our “ROIC” metric measures how efficiently and quickly we are converting our services into cash.

•	Operating Profit Margin Percent. Measures how efficiently our NEOs have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits.

In addition to these three metrics, the Committee also sets individual operating objectives for each executive officer. Starting in 2015, the Committee expects to calculate EPS and ROIC on a constant currency basis, to ensure that payments under our annual incentives reflect the underlying performance of our businesses, without the impact of changes in foreign currency exchange rates.

We Utilize a Broad Group of Comparators for Compensation

It is difficult to find an industry-specific group of peer companies for benchmarking our executive compensation. We are significantly larger than other U.S.-listed companies in our industry (with $20.8 billion in revenue in 2014, compared to $5.6 billion of our nearest competitor). Our two largest competitors, Randstad and Adecco, are based in Europe, and although the Committee reviews available compensation data for these two companies, their pay practices are different, and full compensation information is not disclosed. To ensure that we are utilizing meaningful data, the Committee’s independent compensation consultant, Mercer, has customized a peer group, which consists of 137 companies within the S&P 500 and is designed to properly benchmark our NEOs compensation against the relevant talent marketplace. The Committee believes that using this group provides a robust basis for comparing us to companies of similar scale and also represents the universe of top-tier companies we consider when looking for executive talent. The median revenue of the peers approximates that of ManpowerGroup, with a range of 60% to approximately 200% of our revenue.

Key Compensation and Governance Policies

We were pleased that our shareholders overwhelmingly approved the non-binding advisory vote on our executive compensation in 2014 with over 96% of votes cast in favor of the proposal. Nevertheless, the Committee continually reviews the Company’s executive compensation program to maintain compensation practices that are in the best interests of our shareholders. Some of our key policies are summarized below:

What We Do:

•	We tie pay to performance, including the use of performance share units. The majority of executive pay is variable.

•	We use double triggers in our severance agreements and our equity awards.

•	We maintain significant stock ownership guidelines for our NEOs.

•	The Committee engages an independent compensation consultant that works solely in support of the Committee.

•	We listen to our shareholders. In addition to an annual “say-on-pay” advisory vote, we regularly reach out to leading shareholders and their advisory firms to discuss our governance and executive compensation. Our goal is to make sure our programs are well-understood and consistent with the expectations of our shareholders.

•	We adjust our programs based on shareholder input. For example, in the past, we received comments that the performance period we utilized in our performance share unit program was too short. Based on that feedback, beginning in 2014, the Committee moved the performance period for our performance share units to a 3-year, rather than a 1-year, measurement period.

What We Don’t Do:

•	We do not reward our NEOs on Total Shareholder Return (“TSR”) as a performance metric. In our experience, our stock price can rise or fall quickly, often in advance of perceived changes in the global business climate. These fluctuations are often de-coupled from the fundamentals of our business. We believe other performance metrics are more effective at incenting executive performance, and we do not make use of TSR. Instead, our Committee sets meaningful targets each year for our three key metrics.

•	We do not provide tax gross up payments for any amounts considered excess parachute payments.

•	We do not pay dividends on performance share units.

•	We do not permit the repricing of stock options without prior shareholder approval, except in connection with a transaction.

•	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities.

•	We do not permit our NEOs to pledge shares of our common stock.

•	We do not provide excessive perquisites to our NEOs.

We Made Significant Changes to Executive Compensation in 2014 Based on Shareholder Feedback:

Based on feedback we received from our shareholders in 2013, the Committee implemented additional changes to the Company’s executive compensation program in 2014:

•	Use ROIC as a key performance metric: Starting with the 2014 compensation year, we have replaced Economic Profit with ROIC to measure more clearly how effectively we are using our capital.

•	Return to 3-year performance period for performance share units: In 2014, we returned to a 3-year performance period for performance share units to better align the interests of executive officers with long-term shareholder value.

•	Further Expanded Use of Performance-Based Equity: We have received positive feedback from our shareholders regarding our use of performance share units in our executive compensation. They encouraged us to expand our use even further, which we did 2014. In 2014, we modified our long-term incentive program to increase our use of performance share units to represent over 60% of long-term equity grants to all of our NEOs.

We Have a Strong Track Record on Corporate Governance:

In recent years, we have adopted a number of important enhancements to our other corporate governance practices:

•	Elimination of classified board: In 2013, our board of directors recommended, and our shareholders agreed, that we should eliminate our classified board structure and hold annual elections of directors. Starting with our meeting in April 2015, all our directors will be serving one-year terms.

•	Strengthened role of lead director: In 2013, we eliminated a practice in which the chair of one of our board committees would serve as lead director on a rotating basis. Today, our board appoints a lead director with the intent that the individual will serve for at least three years. The roles and responsibilities of the lead director have been clarified, and the lead director receives additional compensation for serving in this role.

•	Adoption of clawback policy: Even though the SEC has not adopted final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding clawback requirements, we believe it is an important feature of an executive compensation program. Under our clawback policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, it may revoke any outstanding awards, including cash incentives or equity awards, that were received as a result of the misconduct.

•	Use of double triggers: Our severance agreements and equity agreements require a double trigger in the event of a change in control.

•	Tightened Stock Ownership Guidelines: Senior executives who have not met their individual ownership requirement must hold 50% of any of the shares they receive from an exercise or vesting of awards until the requirement is satisfied.

We Adjusted Compensation in May 2014 to Reflect New Leadership Roles

As stated above, Mr. Prising, who was a President of the Company, became Chief Executive Officer on May 1, 2014, and Mr. Joerres became Executive Chairman. In connection with these new leadership roles, the Committee adjusted their compensation for the remainder of the year:

•	Base Salary – Mr. Prising’s salary was increased to $1.1 million and Mr. Joerres’ salary was decreased to $1.0 million.

•	Annual Cash Incentive – Mr. Prising’s target award opportunities under the annual cash incentive increased from 75% to 150% of his base salary and Mr. Joerres’ target award decreased from 150% to 125% of his base salary.

•	Long-term Equity Incentive – Mr. Prising received a long-term equity incentive award of $3.6 million in May 2014.

For a full discussion of Mr. Prising’s and Mr. Joerres’ 2014 compensation, both before and after the transition, see “Components of the 2014 Executive Compensation Program” beginning on page 39.

Compensation Continues to Follow our Guiding Principle of Pay-For-Performance.

We remain committed to performance-based compensation. Approximately 74% of Mr. Prising’s 2014 target compensation was tied to Company performance and 88% of his total pay was variable. As a result of our strong financial performance in 2014, Mr. Prising’s total compensation in 2014 was 110% of target. The discussion below highlights each component of Mr. Prising’s compensation in 2014.

Annual Cash Incentive: Payout Was 160% of Target.    In light of the financial performance of the Company and the Committee’s assessment of Mr. Prising’s achievement of his operating objectives as CEO, Mr. Prising’s annual cash incentive payout was 160% of target.

The following table shows the actual cash incentive payout to Mr. Prising for 2014. These figures reflect the four months during which he served as President, prior to May 1, 2014, and his service as CEO from May 1, 2014 onward:

	2014 Actual Payout $	% Compared to Target(1)
EPS Goal (2)	756,000	160%
ROIC Goal (3)	682,000	155%
AOUP Goal (4)	148,512	166%
Operating Objectives (5)	428,488	164%
Total ($)	2,015,000	160%

(1)	Represents a blended target representing the annual incentive goals established for Mr. Prising as President prior to May 1, 2014, and those established for him as CEO as of May 1, 2014, and thereafter.

(2)	EPS was a part of Mr. Prising’s annual cash incentive prior to and upon his election to CEO. Prior to May 1, 2014, EPS represented 20% of Mr. Prising’s total cash incentive as President and 40% of his total cash incentive as of May 1, 2014, and thereafter as CEO.

(3)	ROIC only became a part of Mr. Prising’s annual cash incentive as of May 1, 2014, and represents 40% of his total cash incentive as CEO.

(4)	AOUP (Adjusted Operating Unit Profit) of the Americas and Southern Europe was a part of Mr. Prising’s annual cash incentive prior to May 1, 2014, and represented 55% of his total cash incentive as President. See page 41 for the definition of AOUP.

(5)	Mr. Prising had one set of operating objectives for 2014. Prior to May 1, 2014, operating objectives represented 25% of his total cash incentive. As of May 1, 2014, and thereafter, operating objectives represented 20% of his total cash incentive.

Long-Term Equity Awards: Approximately 60% are Based on Performance.    Mr. Prising’s 2014 compensation package included three long-term equity components:

•	Approximately 60% of long-term awards were performance share units. Starting in 2014, these performance share units use a longer, three-year performance period. They are calibrated to Operating Profit Margin Percent, which the Committee believes correctly focuses executive officers on long-term profitability. Following completion of the 2014-2016 performance period, the Committee will compare Operating Profit Margin Percent performance against target levels.

•	Approximately 20% of long-term awards were stock options that vest over a four year period.

•	Approximately 20% of long-term awards were restricted stock units that cliff vest in full after three years.

Realizable Pay Reflected Stock Price Fluctuations.    Although we do not utilize TSR as a performance metric, we calculated realizable pay for Mr. Prising to show the impact of Company performance and stock price on his compensation granted or awarded during the year. The Company enjoyed strong operating performance in 2014. Nevertheless, the stock price fluctuated during 2014 and the year-end price of $68.17 as of December 31, 2014, resulted in Mr. Prising’s calculated realizable pay being $6.8 million for 2014, less than his total compensation of $8.6 million shown in the Summary Compensation Table using SEC reporting methodology. This is not surprising given the significant equity component of Mr. Prising’s total compensation. In 2013, realizable pay was substantially greater than Mr. Prising’s reported compensation, reflecting both strong operating performance and considerable stock price appreciation that year. See page 51 for further details.

Other Compensation Was Limited.    The level of perquisites provided to Mr. Prising is limited. We provide a car lease to him under our broad-based auto program, in which Mr. Prising is responsible for 25% of the lease payments. We also reimburse him for financial planning expenses which are capped at $12,000 per year. Besides these two items, Other Compensation in 2014 also included a company match and profit sharing contribution under our Nonqualified Savings Plan, in which Mr. Prising has elected to participate. Mr. Prising does not have a current pension plan, and is not eligible to participate in the Company’s 401(k) plan.

Objectives of Compensation Program

In making decisions regarding compensation elements, program features and compensation award levels, ManpowerGroup is guided by a series of principles, listed below. Within the framework of these principles, ManpowerGroup considers governance trends, the competitive market, corporate, business unit and individual results, and various individual factors. References below to CEO are to Mr. Prising, who has been our CEO since May 1, 2014.

ManpowerGroup’s executive compensation guiding principles are to:

•	Pay for results: We tie a significant portion of compensation to the achievement of Company and business unit goals as well as to recognize individual accomplishments that contribute to ManpowerGroup’s success. For example, in 2014, approximately 59% of the CEO’s and 57% of the CFO’s target compensation, respectively, (and approximately 55% for the other NEOs) was tied to short- and long-term financial performance goals.

•	Not pay for failure: We set threshold goals for each performance-based incentive element of our executive compensation program. The Committee believes these threshold goals are the lowest acceptable levels at which it is appropriate for the NEOs to receive an award. If the threshold level is not met, NEOs do not receive a payout related to that performance measure. In 2014, all of the executives met at least the threshold level for each performance-based incentive element.

•	Align with shareholder interests: The Committee sets performance goals and chooses compensation elements that closely align executives’ interests with those of shareholders. For example, performance share units, which make up approximately 43% and 40% of target compensation for the CEO and CFO, respectively, and approximately 39% for the other NEOs, are tied to operating profit margin, an incentive correlated with shareholder value because the higher the profit margin, the more valuable the Company becomes. Stock options and restricted stock units are directly aligned with shareholders’ economic interests as the ultimate value the NEOs realize is dependent upon the value of our stock. In addition, a substantial portion of the annual cash incentive awards paid to our CEO and CFO, for example, are based on achievement of EPS and ROIC goals for the year.

•	Pay competitively: In order for ManpowerGroup to be successful, we need senior executives who have the capability and experience to operate in a global and complex environment. The Committee believes it must provide pay opportunities to the NEOs that are competitive in order to attract and retain executives of this caliber.

•	Balance cash and equity: We balance the mix of cash and equity compensation to align compensation to both long and short term results of the Company.

•	Use internal and external performance reference points: We evaluate the elements of our compensation program against appropriate comparator company practices as well as other executives within the Company with the same responsibilities and experience. However, identifying our competitive market is a challenge. See page 34 for further information regarding our competitive market.

•	Recognize the cyclical nature of our business: Our business is highly cyclical and our financial results are impacted by global economic cycles, which are difficult to predict. In determining executive compensation, the Committee tries to strike an appropriate balance between fixed and variable pay, and to create meaningful incentives at all points in an economic cycle.

•	Attract and retain executives: The Company structures its compensation program for the NEOs so that the overall target outcome generally falls within the median of the competitive market. The Committee believes this is the appropriate level to provide in order to attract and retain executives with the experience and capabilities we need.

•	Assure total compensation is affordable: Our NEOs’ compensation is variable year-over-year, which means compensation is higher when financial objectives are achieved and incremental compensation is more affordable for the Company and compensation is lower when financial results decline and it is less affordable for the Company. In addition, payouts under the annual cash incentive plan and the performance share units are capped at the outstanding performance levels, which make the maximum cost predictable and ensures affordability.

•	Clearly communicate plans so that they are understood: We clearly communicate to each NEO their specific goals, targets and objectives under the various elements of the compensation program to ensure our executives are focused on achieving the financial and operational results that the Committee believes will best promote shareholder value.

Response to Say on Pay Vote

ManpowerGroup held a non-binding shareholder advisory vote at its 2014 Annual Meeting of Shareholders to approve the compensation of ManpowerGroup’s NEOs, also known as “Say on Pay.” This shareholder resolution was approved by approximately 96% of the votes cast, an increase from the 81% received in 2013. We believe our annual “say on pay” vote represents an important opportunity for our shareholders to respond to our executive compensation programs. In 2013, we conducted an extensive outreach program focusing on a number of our largest shareholders who voted against our Say on Pay in order to better understand the rationale behind their vote. Based on that feedback, we implemented changes to the executive compensation program for 2014. Given the significant increase in our shareholder approval in 2014, we did not conduct extensive shareholder outreach following the 2014 annual meeting and did not make significant changes to the compensation program for 2015.

Compensation Elements

ManpowerGroup’s guiding principles for the compensation of the Company’s senior executives are implemented using various elements. The range of elements used is intended to provide a compensation and benefits package that addresses the competitive market for executive talent with the broad competencies and skills described earlier, creates a strong incentive to maximize shareholder value, produces outcomes that vary with ManpowerGroup’s results, and is aligned with ManpowerGroup’s business strategies. The following are the main elements used by ManpowerGroup in its compensation program in 2014 along with key decisions by the Committee related to those elements:

2014 Compensation Program Elements

Compensation Element	Key Characteristics	Objective and Determination	2014 Decisions

Base Salary	Fixed compensation for performing the core areas of responsibility in amounts that are competitive in the markets in which we operate.

Provide a fixed compensation for

performing the core areas of responsibility of the NEO. These are reviewed annually and adjusted when appropriate.

Factors used to determine base salaries:

•    NEO’s experience, skill, and performance.

•    The breadth of the NEO’s responsibilities.

•    Internal equity among other NEOs.

•    Pay relative to market.

•    All of the NEOs, except Mr. Joerres, received an increase in base salary in 2014. Mr. Joerres received a decrease in his base salary in connection with his transition to the role of Executive Chairman.

Annual Incentive Award	Variable compensation payable in cash based on performance against annually established goals and assessment of individual performance.

Motivate and reward NEOs for achievement of key strategic, operational and financial measures over the year.

Measures used to determine annual incentive:

•    The maximum aggregate annual incentives earned by the NEOs subject to the Manpower Inc. Corporate Senior Management Annual Incentive Pool Plan (“Pool Plan”) cannot exceed a certain percentage of gross profit (the “Pool”). Each NEO in the Pool Plan cannot earn more than his or her allocated portion of the Pool. The annual incentive is further limited by the Committee’s negative discretion.

•    The Pool for 2014 was $26.2 million. Mr. Prising’s portion of the Pool for 2014 was $5.8 million. However, the individual limit under the Pool Plan is $5 million, which was less than his share of the Pool.

•    Each participant in the Pool Plan received an incentive significantly below his or her allocated portion of the Pool.

•    The EPS and ROIC levels achieved were above the target levels.

Compensation Element	Key Characteristics	Objective and Determination	2014 Decisions

•    The Committee uses financial metrics and individual operating objectives to determine the actual payout to the NEOs.

•    The financial metrics used to determine NEOs annual incentive were:

•    EPS for all NEOs.

•    ROIC for the Executive Chairman, CEO, CFO, COO and functional leaders.

•    Adjusted Operating Unit Profit (AOUP) for our leaders with responsibilities for an operating unit (e.g. for a geographical region). See page 41 for the definition of AOUP.

•    The AOUP levels for the NEOs ranged between the Threshold and Outstanding levels.

•    Each of the NEOs received a percentage of their incentive for achieving a specified level of the operating objectives.

•    See page 39 for more information.

Performance Share Units	Variable compensation payable in shares of stock. The performance share units vest based on achievement of a pre-established performance metric over a period of time. If goals are not met, shares are not received.

Motivate and reward NEOs for performance against long-term financial objectives to align the interests of the NEOs with long-term shareholder value. Target amount awarded is determined based on job scope, market practice and individual performance.

Measures used to determine performance share units earned:

•    A threshold level of average operating profit margin percent must be achieved during the 2014-2016 performance period to receive any PSU vesting.

•    Payout levels for threshold, target and outstanding results are determined, and the actual payout percentage is calculated by interpolation.

• In 2014, performance share units represented approximately 60% of the total long-term equity incentive grants awarded to the NEOs. • See page 47 for more information.

• However, if average operating profit does not meet a certain pre-determined dollar “gate” over the 2014-2016 performance period, NEOs will not receive more than 100% of the target level payout

Compensation Element	Key Characteristics	Objective and Determination	2014 Decisions

Restricted Stock Units	Variable compensation payable in shares of stock. 100% of the restricted stock units vest on the third anniversary date.

•    Restricted stock units cliff vest in full after three years and are paid in stock.

•    Through stock price and dividend equivalents, restricted stock units directly align NEOs with the shareholders and add balance to the compensation program as they provide both upside potential and downside risk and add an additional retention incentive.

•    Amount awarded is determined based on job scope, market practice and individual performance.

• Approximately 20% of all of the NEOs’ long-term equity incentive grants in 2014 were in the form of restricted stock units.

Stock Options	Nonqualified stock options that expire in ten years and become exercisable ratably over four years.	• Align the interests of the NEOs with long-term shareholder value as well as retain executive talent. Amount awarded is determined based on job scope, market practice and individual performance.	• Approximately 20% of all of the NEOs’ long-term equity incentive grants in 2014 were in the form of stock options.

Qualified Retirement Plans	None.

•    No pension plan benefit in the United States, as we froze the qualified, noncontributory defined benefit pension plan, as well as nonqualified, noncontributory defined benefit deferred compensation plans as of February 29, 2000.

•    No 401(k) plan because of limitation on participation to highly compensated employees under the rules governing such plans.

Nonqualified Savings Plan	Similar to a 401(k) plan, however not as flexible in regards to timing of the payouts of the retirement benefits for nonqualified plans. These benefits are unsecured and subject to risk of forfeiture in bankruptcy.	• Used to provide NEOs with reasonably competitive benefits to those in the competitive market.	• Mr. Joerres, Mr. Prising, Mr. Van Handel and Ms. Swan participate in the NQSP.

Compensation Element	Key Characteristics	Objective and Determination	2014 Decisions

Career Shares	Used selectively by the Committee, taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award. Restricted stock units vest completely on a single date several years into the future.

•    Used as a retention incentive in the form of restricted stock units and to supplement deferred compensation benefits to executives. The Committee considers each year whether to make any such grants and to whom.

• Mr. Chandrashekar and Ms. Swan each received a career share grant in 2014.

Other Benefits	Used to attract and retain talent needed in the business.

•    Additional benefits include financial planning reimbursement and broad-based automobile benefits, selected benefits for expatriate executives, participation in broad-based employee benefit plans, and certain other benefits required by local law or driven by local market practice.

Pay for Results

Consistent with ManpowerGroup’s pay for results philosophy, our executive compensation program is designed to motivate our NEOs to contribute to the Company’s long-term performance and success. As such, the following pay components include pay for results features:

•	Annual Incentive Award: Performance goal ranges for our cash-based annual incentive award were established for the Executive Chairman, CEO, CFO, Mr. Green and Ms. Swan for the financial metrics EPS and ROIC. For Mr. Chandrashekar, and for the first four months of 2014 for Mr. Prising and Mr. Green, performance ranges were established for EPS and AOUP, since their responsibilities included an operating unit. Award opportunities are established for achievement at threshold, target and outstanding levels. Payouts are generally based on actual performance on these metrics as well as the individual operating objectives for each NEO. However, NEOs who are subject to the Pool Plan cannot receive more than their allocable share of the Pool established under the Pool Plan. The maximum aggregate annual incentives that can be earned by the NEOs under the Pool Plan is determined using a percentage of gross profit. The higher the gross profit, the larger the Pool. See page 39 for further discussion regarding the use of the Pool Plan.

•	Long-Term Incentive Awards:

•

Performance Share Units — Approximately 60% of the NEOs’ long-term awards for 2014 were made in the form of performance share units. As stated earlier, the NEOs receive a certain number of shares of stock at the end of a specified period based on achievement measured against pre-established performance goals for that period, typically operating profit margin percent. Beginning in 2014, the Committee began to use a three-year performance period, rather than a one-year performance period, for performance share units. Award opportunities are established for achievement at threshold, target and outstanding levels. The Committee believes using operating profit margin percent is appropriate because it is a driver of shareholder value.

•	Stock Options — Approximately 20% of the NEOs’ long-term awards are made in the form of stock options. The Committee believes stock options provide an important overall longer term incentive for the NEOs to try to maximize value of ManpowerGroup’s stock. Because stock options are granted at a specific value on the date of grant, the ultimate compensation realized will depend on the stock price at the time of exercise.

Target Total Compensation

Target total compensation is the value of the compensation package that is intended to be delivered based on performance against pre-established goals. The following chart illustrates for each of the NEOs the composition of his or her target total compensation among the various compensation elements:

(1)	The compensation components reflect the following: for Mr. Joerres: CEO prior to May 1, 2014, and Executive Chairman as of May 1, 2014, and thereafter; for Mr. Prising: President prior to May 1, 2014, and CEO as of May 1, 2014, and thereafter; Mr. Green: President prior to May 1, 2014, and President and COO as of May 1, 2014, and thereafter.

The Committee’s compensation consultant, Mercer, provides the Committee with market data that is used in setting target levels for compensation for the NEOs. Actual compensation paid out to the NEOs in a given year may vary significantly from the target levels depending on the actual performance achieved under the pre-established financial and operating goals set by the Committee. The target compensation is detailed for each NEO in the following table. This table outlines the values of the various elements and the percentage of each NEO’s total target compensation package that is variable (both short- and long-term) and performance-based (both short- and long-term).

2014 NEO Target Compensation

NEO	Base Salary	Annual Incentive	Stock Options(1)	Performance Share Units(1)	Restricted Stock Units(1)	Total 2014 Target Comp	% Total Variable 2014 Target Comp(2)	% Total 2014 Target Comp Performance- Based(3)
	$	$	$	$	$	$
Jeffrey A. Joerres(4)	1,066,667	1,433,333	1,600,013	4,800,073	1,600,024	10,500,110	90%	75%
Jonas Prising(4)	950,000	1,262,500	1,120,034	3,360,071	1,120,074	7,812,679	88%	74%
Michael J. Van Handel	660,000	660,000	520,021	1,560,056	520,044	3,920,121	83%	70%
Darryl Green(4)	750,000	695,833	700,031	2,100,072	700,075	4,946,011	85%	71%
Ram Chandrashekar	570,000	427,500	280,023	840,018	280,006	2,397,547	76%	65%
Mara E. Swan	560,000	420,000	240,024	720,038	240,038	2,180,100	74%	63%

(1)	The value of equity awards in this table represents the grant date fair value of the equity awards at the target levels granted in 2014, as computed in accordance with FASB ASC Topic 718.

(2)	Includes annual incentive, stock options, performance share units and restricted stock units.

(3)	Includes annual incentive, stock options and performance share units.

(4)	Because of the transition changes that occurred in 2014 and mid-year adjustments made to their compensation in connection with the leadership transition, the Target Compensation for Messrs. Joerres, Prising and Green reflects the following: for Mr. Joerres: CEO prior to May 1, 2014, and Executive Chairman as of May 1, 2014, and thereafter; for Mr. Prising: President prior to May 1, 2014, and CEO as of May 1, 2014, and thereafter; and Mr. Green: President prior to May 1, 2014, and President and COO as of May 1, 2014, and thereafter.

Balancing Short- and Long-Term Compensation

The Committee also considers how much incentive compensation is short-term in nature, and how much is long-term, with the intention that a significant portion of incentive compensation be based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term success of the Company.

The following chart details how incentive compensation is allocated between short-term (annual cash incentive) and long-term incentive compensation (stock options, performance share units and restricted stock units) for each of the NEOs.

Market Positioning: We Target Compensation Outcomes to the Median of the Competitive Market

The Company’s practice is to target compensation outcomes generally to the 50th percentile of compensation paid in the competitive market for target results. Our maximum award opportunities for outstanding results are generally set to approximate the 75th percentile of the competitive market. This is not strictly formulaic and some compensation levels or award opportunities may fall above or below the reference points. When setting each component of compensation, the Company takes into consideration the allocation of awards in the competitive market between current cash compensation and non-cash compensation including stock options, performance share units and restricted stock units.

How We Determine the Competitive Market: Challenges in Identifying a Relevant Peer Group

Our Committee has devoted considerable effort to identifying an appropriate competitive market for benchmarking our executive compensation, given that we are significantly larger and more global in scope than other U.S.-listed companies in our industry. The following outlines the analysis by the Committee, and its independent compensation consultant, Mercer, to develop meaningful peer groups.

The Committee primarily utilizes a customized peer group developed by Mercer consisting of companies within the S&P 500. For ManpowerGroup, Mercer has removed companies that are not comparable to us, to arrive at a research subset of 137 companies within the S&P 500 with minimum revenues of approximately $13 billion, maximum revenues of approximately $54 billion, and median revenues of $21 billion. The Committee believes that using this group provides a robust basis for assessing the competitive range of compensation for senior executives of companies of ManpowerGroup’s scale and that it also represents the universe of top-tier companies we consider when looking for executive talent. A list of the companies included in the peer group used by ManpowerGroup in 2014 is attached as Appendix A-1.

One reason we utilize the customized set of comparison companies is that it is difficult to find an industry-specific group of peer companies. Our two largest competitors, Randstad and Adecco, are based in Europe, and although we review available compensation data for these two companies, their pay practices are different and full compensation data is not disclosed. Our nearest U.S. public competitor had revenue of approximately $5.6 billion in 2014 compared to our revenue of $20.8 billion and the other U.S. public competitors are even smaller. Mercer has confirmed to the Committee that attempting to use such competitors would not produce meaningful data.

The Committee secondarily utilizes data from U.S. compensation surveys published by Mercer and other third-party data providers that are recommended by Mercer as a means to evaluate compensation for each NEO’s position. For the Executive Chairman, the Committee reviewed data regarding the relationship of the position to CEO pay for S&P 500 companies with an Executive Chairman. For the CEO and CFO, their positions were typically compared to companies within the subset group of the S&P 500. For NEOs with responsibility for leading a business unit, their positions were compared with U.S. compensation survey data of similar sized groups and divisions. Compensation for global functional leaders was compared against U.S. compensation survey data recommended by Mercer for executives with similar roles and responsibilities, but not against the subset of S&P 500 companies. For executives whose positions were located outside of the U.S, ManpowerGroup also took into account international (regional and local) compensation survey data in an effort to set compensation that is not only equitable among the members of a global team, but also competitive within the global markets where ManpowerGroup competes for talent.

Market data utilized by the Committee for benchmarking included the following survey data recommended by Mercer:

NEO	Market Data Utilized
Mr. Joerres (prior to May 1, 2014)	S&P 500 Data for CEOs
U.S. Published Surveys for CEOs

Mr. Joerres (after May 1, 2014)	Relationship of Executive Chairman pay to CEO pay of S&P 500 companies

Mr. Prising (prior to May 1, 2014)	U.S. Published Surveys of Top Division Executives
S&P 500 Data for Top Division Executives

Mr. Prising (after May 1, 2014)	S&P 500 Data for CEOs
U.S. Published Surveys for CEOs

Mr. Van Handel	S&P 500 Data for CFOs
U.S. Published Surveys of CFOs

Mr. Green	S&P 500 Data of Top Division Executives
U.S. Published Surveys of Top Division Executives

Mr. Chandrashekar	U.S. Published Surveys of Top Division Executives
S&P 500 Data of Top Division Executives
Asia Published Survey for Top Divisional Executives

Ms. Swan	U.S. Published Survey of Top HR Executives

Finally, the Committee does make use of the comparison data from staffing industry competitors, but only to consider the executive compensation practices of these firms. As noted above, the Committee believes the executive positions at these companies are not comparable in scope and complexity to the NEO positions at ManpowerGroup. Therefore, the Committee does not believe that the compensation levels paid to executives at these companies provide an appropriate indicator of the competitive market for ManpowerGroup NEOs. A list of the companies in the industry-specific comparator group is attached as Appendix A-2.

For our NEOs, the following table illustrates how the total opportunity at target performance for total direct compensation for 2014 compared to the median compensation of executives in similar positions taken from the composite of the core research group and U.S. survey data considered.

Total Direct Compensation

% In Relation to Median of Competitive Market
NEO	Subset of S&P 500/ U.S. Survey Data Composite
Jeffrey A. Joerres	104%
Jonas Prising(1)	89%
Michael J. Van Handel	120%
Darryl Green	95%
Ram Chandrashekar(2)	139%
Mara Swan(3)	101%

(1)	Mr. Prising’s 2014 target compensation reflects his target compensation as President prior to May 1, 2014, and his target compensation as CEO as of May 1, 2014, and thereafter, and is benchmarked against the CEO position.

(2)	In 2014, Mr. Chandrashekar was based in Asia, and international survey data was also used as a secondary source in setting his compensation. Such international data is not included in the composite reflected in this table.

(3)	Compensation for Ms. Swan, who is a global functional leader, was compared against U.S. compensation survey data recommended by Mercer, but not against the subset of S&P 500 companies.

Mr. Prising’s target compensation reflects a partial year as President and a partial year as CEO, and therefore falls below median total direct compensation when benchmarking against survey data for CEOs. For Mr. Van Handel, the Committee determined that his long tenure with the Company, coupled with his significant financial role and broader management role, justified target compensation above the median compensation for the competitive market. For Mr. Chandrashekar, the Committee determined that because of his various roles and responsibilities his compensation above the median is also justified. For all other NEOs, the Committee determined their target compensation was within a suitable range of the median.

Assessing Individual Factors

An individual NEO’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the NEO’s experience, potential, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within ManpowerGroup should have comparable award opportunities), the NEO’s historical compensation, and any retention concerns. The Committee uses a historical compensation report to review the compensation and benefits provided to each NEO in connection with its compensation decisions concerning that NEO.

How the Committee Determines Compensation Levels

The Committee determines the Executive Chairman and CEO compensation levels, including base salary, establishing and determining the achievement of the financial goals and operating objectives for the annual cash incentives, and any equity-based compensation awards, subject to ratification by the board of directors. Generally, the CEO establishes and determines the achievement of the goals and objectives for the annual incentive for the other NEOs, except for the Executive Chairman, with the Committee making the final determinations. The Committee also determines any salary adjustments, cash incentive awards or equity-based awards for the other NEOs, based on recommendations of the CEO. Under the Committee’s charter, compensation for our Executive Chairman, CEO, CFO and Presidents is subject to ratification by the board of directors. Accordingly, the determinations for Mr. Joerres, Mr. Prising, Mr. Van Handel, and Mr. Green are ratified by the board of directors.

Setting Annual Incentive Goals and Equity Awards for the Executive Chairman

The annual financial goals for the Executive Chairman are based on EPS and ROIC for the year. The process begins with collaboration between Mercer and the CFO. Mercer then reviews this outcome with the chair of the Committee, who makes a preliminary decision about the goals. The full Committee then reviews and determines the goals and range of award opportunities for achievement of the goals, including the weighting of each goal for the Executive Chairman, subject to ratification by the board of directors. In determining these goals, the Committee considers financial information including historical and projected earnings growth, the prior year financial results and the Company’s expected financial performance for the current year, consulting with management, including financial personnel, and Mercer.

Setting the operating objectives for the Executive Chairman begins with the Executive Chairman recommending to the Committee, the objectives for himself for the year. The Committee reviews and ultimately approves these operating objectives, subject to any adjustments, in the context of ManpowerGroup’s strategic and financial plans.

As Mr. Joerres was elected Executive Chairman on May 1, 2014, the Committee established revised award opportunities and operating objectives for him at their regularly scheduled meeting in April 2014, effective May 1, 2014. The Committee had previously established award opportunities and operating objectives for Mr. Joerres as CEO at their regularly scheduled meeting in February 2014 using a similar process. EPS and ROIC were also used as the financial goals for Mr. Joerres as CEO.

At each compensation committee meeting during the year, the Committee reviews the progress the Executive Chairman is making towards the achievement of his financial goals for the year. After the close of each year, the Committee reviews and approves, subject to ratification by the board of directors, an award amount for the annual cash incentive based on whether the annual objective financial goals have been achieved, the pool allocation earned under the Pool Plan, and based on the Executive Chairman’s performance towards each of his annual operating objectives.

The Committee determined and approved equity awards and the related vesting schedules for Mr. Joerres as CEO, at its regularly scheduled meeting in February 2014, which were subsequently ratified by the board of directors. The grant date for the awards was the date the Committee approved the awards. The exercise price for any options granted was the closing price on the date of grant. As the Committee approved equity awards for Mr. Joerres at the February 2014 meeting, they determined no additional equity awards would be granted to Mr. Joerres in connection with his transition to Executive Chairman on May 1, 2014. The Committee also amended Mr. Joerres’ long-term incentive awards as part of the transition so that any unvested amounts under the 2013 restricted stock unit grant and earned amounts under the outstanding 2013 performance share unit grant currently held by him will vest in full upon his retirement. See page 71 for further details.

As part of the decision making process for the Executive Chairman’s compensation matters, any decisions of the Committee or ratifications by the board of directors regarding his compensation, are done in executive session without any other management present.

Setting Annual Incentive Goals and Equity Awards for the CEO

Setting the annual financial goals, award opportunities and operating objectives for the CEO is similar to the process for the Executive Chairman. The annual financial goals for the CEO are also based on EPS and ROIC for the year. The Committee reviews and determines the goals and range of award opportunities for achievement of the goals, including the weighting of each goal for the CEO, subject to ratification by the board of directors. The CEO recommends operating objectives for himself, and the Committee reviews and ultimately approves these operating objectives, subject to any adjustments, in the context of ManpowerGroup’s strategic and financial plans. As Mr. Prising was elected CEO on May 1, 2014, the Committee established financial goals and award opportunities for Mr. Prising at their regularly scheduled meeting in April 2014 using EPS and ROIC as the goals.

Prior to his becoming CEO, the Committee had established separate financial goals and award opportunities for Mr. Prising as President at the regularly scheduled meeting in February 2014. This process began with the CEO and CFO selecting the objective financial metrics and establishing proposed goals for those selected metrics for Mr. Prising. EPS and Adjusted Operating Unit Profit (“AOUP”) were Mr. Prising’s financial goals for the first four months of 2014, since his responsibilities included an operating unit. The Committee reviewed these recommended financial goals, making any adjustments it deemed appropriate and then approved the financial goals and range of award opportunities, including the weighting of each goal.

The Committee established and approved one set of operating objectives for Mr. Prising for all of 2014, related to his position as CEO.

At each compensation committee meeting during the year, the Committee reviews the progress the CEO is making towards the achievement of his financial goals for the year. After the close of each year, the Committee reviews and approves, subject to ratification by the board of directors, an award amount for the annual cash incentive based on whether the annual objective financial goals have been achieved, the pool allocation earned under the Pool Plan, and based on the CEO’s performance towards each of his annual operating objectives.

The Committee will generally determine and approve equity awards to the CEO and the related vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification by the board of directors. The grant date for the awards is the date the Committee approves the awards. The exercise price for any options granted is the closing price on the date of grant. As mentioned above, the Committee had approved equity awards for Mr. Joerres as CEO at the February 2014 meeting. For Mr. Prising, the Committee had approved equity awards for Mr. Prising at the February 2014 meeting while he was President, which were subsequently ratified by the board of directors. At the April 2014 meeting, the Committee determined and approved additional equity awards to Mr. Prising which were effective May 1, 2014, and were subsequently ratified by the board of directors related to his election to CEO. The exercise price for the options granted was the closing price on May 1, 2014.

As part of the decision making process for the CEO’s compensation matters, any decisions of the Committee or ratifications by the board of directors regarding the CEO’s compensation, are done in executive session without any other management present.

Setting Annual Incentive Goals and Equity Awards for Messrs. Van Handel, Green, Chandrashekar and Ms. Swan

The process for setting the annual financial goals for the other NEOs begins with the CEO and CFO selecting the objective financial metrics and establishing proposed goals for those selected metrics for each of the NEOs. The EPS metric is used for each NEO, and ROIC for Mr. Van Handel, Mr. Green (for the eight months he was President and COO in 2014) and Ms. Swan, with the same goals as those used for the CEO. The CEO and CFO determine the proposed goals and award opportunities for Mr. Chandrashekar’s and Mr. Green’s (for the four months he was President) other objective financial metric, AOUP. The Committee reviews these recommended financial goals, makes any adjustments it deems appropriate and then approves the financial goals and range of award opportunities, including the weighting of each goal.

Two sets of financial goals and award opportunities were established for Mr. Green for 2014 due to his change in position. As indicated above, EPS and AOUP were used for Mr. Green prior to May 1, 2014, while EPS and ROIC were the financial goals used as of May 1, 2014, and thereafter.

For 2014, Mr. Joerres approved the operating objectives for Messrs. Van Handel, Green and Chandrashekar and Ms. Swan. Mr. Green’s objectives were not revised at the time he became President and COO.

After the close of each year, the Committee reviews and approves an award amount for the annual incentive to each NEO based on achievement of the NEO’s annual objective financial goals and the pool allocation earned under the Pool Plan. The CEO determines the amount of any award to each of the NEOs for performance towards each of their annual operating objectives. The CEO presents the recommended award for each NEO to the Committee for its review and approval, subject to ratification by the board of directors for Mr. Van Handel and Mr. Green.

The Committee generally determines and approves equity awards to the other NEOs, including vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification of the board of directors in the case of Mr. Van Handel and Mr. Green. These are generally based on recommendations by the CEO (although not with regard to himself). The Committee may make grants to NEOs at other times during the year, as it deems appropriate. The grant date for the awards is the date the Committee approves the awards. The exercise price for any options granted is the closing price on the date of grant. During 2014, in light of his years of service to the Company, the Committee amended Mr. Van Handel’s long-term incentive awards so that earned amounts under the outstanding 2013 performance share unit grant currently held by him will vest in full upon his retirement. See page 71 for further detail.

As Mr. Green was elected to COO on May 1, 2014, the Committee, at the regularly scheduled meeting in April, determined and approved additional equity awards to Mr. Green, which were effective May 1, 2014, and were ratified by the board of directors. The exercise price for the options granted was the closing price on May 1, 2014.

Components of the 2014 Executive Compensation Program

Base Salary

Base salaries for NEOs are set near the median of base salaries paid in the relevant competitive market, for the particular position, subject to individual performance factors as described earlier. Effective May 1, 2014, the Committee increased the base salary paid to Mr. Prising to $1,100,000 in connection to his election to CEO. Mr. Green’s base salary was increased to $800,000 in connection with his election to President and Chief Operating Officer. Mr. Chandrashekar also received an increase in base salary in 2014 due to the expansion of his role and responsibilities to include President of Asia Pacific Middle East starting in February, 2014. Mr. Van Handel and Ms. Swan also each received an increase in 2014. Mr. Joerres’ base salary decreased to $1,000,000 effective May 1, 2014, when he retired as CEO and transitioned to Executive Chairman.

Base salary levels affect the value of the annual incentive awarded to the NEOs because the incentive award is awarded as a percentage of base salary. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The level of severance benefit each NEO may receive is also increased if his or her salary is increased. The value of long-term incentive awards is not determined as a multiple of base salary.

Annual Cash Incentives

Pool Plan

As stated earlier, in 2011 our shareholders approved the Corporate Senior Management Annual Incentive Pool Plan (the “Pool Plan”). The design of the Pool Plan sets maximum bonus levels for executives subject to the plan, and then enables the Committee to use negative discretion to establish actual bonuses for our NEOs. This is done based on a subjective assessment of the individual’s achievements and performance and overall contribution to the Company and even more importantly, based on the Committee’s assessment of performance towards the pre-specified financial goals and operating objectives which are set at the beginning of the year. The Pool Plan is designed to maintain our ability to deduct the bonuses to the greatest extent permitted under Section 162(m) of the Internal Revenue Code.

For 2014, the Committee determined that the aggregate annual cash incentive awards for the NEOs who are subject to the Pool Plan cannot exceed .75% percent of gross profit. The maximum amount of the individual awards for each participating NEO will be the lesser of the shareholder approved maximum individual payout under the Pool Plan of $5.0 million or a percentage of the gross profit pool as approved by the Committee in advance. The total bonus payout to executives cannot exceed 100% of the pool. During the first quarter of 2014, the Committee approved the pool allocations for each of the NEOs as follows: Mr. Joerres (24%) Mr. Prising (22%), Mr. Van Handel (9%), Mr. Green (11%), Mr. Chandrashekar (6%) and Ms. Swan (6%), with the balance of the pool being allocated for any new executives hired or promoted during the year. Within this structure, the Committee uses negative discretion to determine bonuses for our NEOs by continuing to use the goals of EPS, ROIC, AOUP and various operational objectives to calculate the amount for each of the NEOs, capped by each executive’s allocable share of the pool. Each of the NEOs who was a participant in the Pool Plan for 2014 received a cash incentive payment less than his or her allocable share of the pool.

How the Committee Sets Underlying Goals for EPS and ROIC

As noted above, the Annual Cash Incentives for NEOs are based on two objective factors – EPS and ROIC – plus regional operating unit performance, where applicable, and individual performance objectives. For EPS and ROIC, the Committee sets target outcomes at a number that reflects an annual growth target. The calculation of EPS and ROIC are as follows:

•	EPS — net earnings per share — diluted, including net earnings from continuing and discontinued operations, but excluding any cumulative effects of changes in accounting principles, extraordinary items or goodwill impairment.

•	ROIC — consolidated net operating profit after taxes divided by average capital. Net operating profit equals earnings before income taxes plus interest expense and goodwill impairment minus taxes. Average capital is the average monthly ending balance of capital employed plus or minus adjustments.

The EPS target is generally based on the Company’s targeted long-term growth rate for EPS, but may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year. From that target, the Committee then sets levels for threshold and outstanding performance. The threshold EPS growth rate reflects a level of performance that is below target but still appropriate for a partial award to be earned. Conversely, the outstanding EPS growth rate reflects a level of performance appropriate for the maximum incentive to be earned. So the comparisons are valid between the two years, the growth rates are based on growth over results of the previous year excluding non-recurring items.

The ROIC target is then determined based on the earnings growth reflected by the EPS target as well as consideration by the Committee of factors relating to the Company’s cost of capital. The other financial metrics under the plan used to determine the annual incentives earned by the other NEOs are determined in a similar way, taking into consideration the economic conditions and expected financial performance of each individual region, where applicable, as well as the overall EPS and ROIC targets. This methodology is not the same as the Company’s financial budgeting or business outlook for the year. As a result, target performance for purposes of achieving an incentive award will not be the same as performance at the budgeted financial plan, which may be higher or lower than target performance depending on economic conditions and trends at the time.

Discussion of Setting Annual Incentive Goals for the NEOs

The Company believes using EPS as a performance goal keeps the NEOs focused on producing financial results that align with shareholder interests. In that regard, ManpowerGroup is in a cyclical business, which is influenced by economic and labor market cycles that are outside of ManpowerGroup’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes. The Company uses ROIC as a performance goal for many of the NEOs because it measures how effectively our senior management is converting our services into cash. Although we are a provider of services, and not a manufacturer of products, our business is still highly capital intensive. Our requirement for capital arises from the timing characteristics of our business. We typically pay our associates and consultants before we can bill and collect from our clients. Using an ROIC metric incentivizes our executives to manage our accounts receivable and other capital investments carefully in order to maximize the return on capital deployed. Our goal is to continuously improve our ROIC through year over year increases.

As discussed earlier, we began to use ROIC as a performance goal in 2014, replacing Economic Profit. We chose to begin using ROIC because it is a more commonly used metric among investors and the financial community and will enable our shareholders to more clearly understand how effectively we are using our capital.

For 2014, the Committee based its EPS and ROIC target levels on the following EPS growth rate goals for threshold, target and outstanding performance:

Goal	Threshold	Target	Outstanding
EPS Growth Rate	-17%	11%	30%

In setting the target growth rate, the Committee assumed continuing improvement in global economic conditions. Correspondingly, the growth target for outstanding performance represents what the Committee believes is an appropriate growth rate for outstanding performance. The Committee believes the threshold growth rate is the minimum level at which it was appropriate to earn an incentive mainly due to continued uncertainty in the global economic conditions that existed at the time when the goals were set.

The following table shows the EPS and ROIC goals established by the Committee for 2014, which correspond to the EPS growth targets:

Goal	Threshold	Target	Outstanding
EPS	$3.62	$4.82	$5.62
ROIC	10.5%	13.5%	15.5%

Where an individual executive has specific responsibility for a geographic operating unit, the Committee also uses AOUP as a financial performance metric, to drive profitability in the executive’s business unit, while factoring in the cost of carrying accounts receivable. The calculation of AOUP is as follows:

•	AOUP — Operating unit profit less a cost of net capital.

•	Operating unit profit is equal to revenues less direct costs and branch and national headquarters operating costs translated into U.S. Dollars using the exchange rates as of the beginning of the plan year.

•	Cost of net capital is average net capital multiplied by 12%. Average net capital equals trade accounts receivable less allowance for doubtful accounts and other miscellaneous adjustments, calculated based on the average of the monthly ending balances, translated in U.S. Dollars using the exchange rates as of the beginning of the plan year.

Annual Incentive Award Opportunities for Mr. Joerres

As Mr. Joerres was CEO prior to May 1, 2014 and Executive Chairman as of May 1, 2014 and thereafter, the Committee determined using EPS and ROIC was appropriate for him, since he continued to be substantially involved in the Company. However, with his reduced responsibility for operational matters as Executive Chairman, the Committee determined it was appropriate to decrease the total annual incentive opportunity for Mr. Joerres.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Joerres as CEO prior to May 1, 2014, as a percentage of his 2014 base salary of $1.2 million during that time:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	15.0%	60.0%	120.0%
ROIC goal (weighted 40%)	15.0%	60.0%	120.0%
Operating Objectives (weighted 20%)	7.5%	30.0%	60.0%
Total	37.5%	150.0%	300.0%

The Committee also established operating objectives for Mr. Joerres during his tenure as CEO in 2014 as follows:

•	Grow and strengthen our brands

•	Improve margins and business mix

•	Improve technology

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Joerres as Executive Chairman as of May 1, 2014, and thereafter, as a percentage of his 2014 base salary of $1.0 million during that time:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	50.0%	100.0%
ROIC goal (weighted 40%)	10.0%	50.0%	100.0%
Operating Objectives (weighted 20%)	5.0%	25.0%	50.0%
Total	25.0%	125.0%	250.0%

The Committee established operating objectives for Mr. Joerres in his role as Executive Chairman as follows:

•	Ensure a smooth CEO transition and collaborate with the CEO on key initiatives

•	Provide insights on future organizational needs and market changes

•	Provide leadership and coordination to the Company’s largest clients and client opportunities

•	Enhance outside stature of the Company

The Committee determined that Mr. Joerres earned a cash incentive award for 2014 between target and outstanding for his financial objectives of EPS and ROIC in 2014, each having been prorated based on the base salary, award opportunity and length of time the goal was applicable. The Committee also approved an incentive award to Mr. Joerres based on its determination of the level of performance towards achievement of his various operating objectives, again prorated based on the objective. Based on these accomplishments, the Committee determined to pay the 2014 award to Mr. Joerres as follows:

	Prorated Target Award	Prorated Actual Award
As CEO prior to May 1, 2014	$600,000	$936,000
As Executive Chairman as of May 1, 2014, and thereafter	$833,333	$1,300,001
Total	$1,433,333	$2,236,001

Annual Incentive Award Opportunities for Mr. Prising

Similar to Mr. Joerres, in 2014, the Committee established annual incentive goals prior to May 1, 2014, when Mr. Prising was President and separate annual incentive goals as of May 1, 2014, and thereafter when he became CEO.

As Mr. Prising was President prior to May 1, 2014, with responsibility for the Americas and Southern Europe, the Committee determined EPS and AOUP were appropriate financial metrics for Mr. Prising. The EPS goal for Mr. Prising was the same as for all of the NEOs, which can be found on page 41. The AOUP goals for Mr. Prising, as President prior to May 1, 2014, were as follows:

	Threshold	Target	Outstanding
AOUP of the Americas and Southern Europe regions	$70,000	$145,000	$200,000

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Prising as President prior to May 1, 2014, as a percentage of his 2014 base salary of $650,000 during that time:

	Annual Percentage Payment as a Percentage of 2014 Base Salary
	Threshold	Target	Outstanding
AOUP Goal (weighted 55%)	13.75%	41.25%	82.5%
EPS Goal (weighted 20%)	5.0%	15.0%	30.0%
Operating Objectives (weighted 25%)	6.25%	18.75%	37.5%
Total	25.0%	75.0%	150.0%

As Mr. Prising was CEO as of May 1, 2014, the Committee used the same financial goals as were used for Mr. Joerres while he was CEO, EPS and ROIC. See page 41.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Prising as CEO as of May 1, 2014, and thereafter, as a percentage of his 2014 base salary of $1.1 million during that time:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	15.0%	60.0%	120.0%
ROIC goal (weighted 40%)	15.0%	60.0%	120.0%
Operating Objectives (weighted 20%)	7.5%	30.0%	60.0%
Total	37.5%	150.0%	300.0%

The Committee established one set of operating objectives for Mr. Prising for all of 2014 as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Lead the organization with clarity in strategy and decision-making

•	Develop a strong team and a robust and diverse talent pipeline

•	Lead by example with a passion for clients’ needs and a commitment to agility in execution

•	Demonstrate CEO-level thought leadership by developing a vision for the Company within our industry

The Committee determined that Mr. Prising earned a cash incentive award for 2014 between target and outstanding for all of his financial objectives in 2014, each having been prorated based on the base salary, award opportunity and length of time the goal was applicable. The Committee also approved an incentive award to Mr. Prising based on its determination of the level of performance towards achievement of his various operating objectives, again prorated based on the objectives. Based on these accomplishments, the Committee determined to pay the 2014 award to Mr. Prising as follows:

	Prorated Target Award	Prorated Actual Award
As President prior to May 1, 2014	$162,500	$267,303
As CEO as of May 1, 2014, and thereafter	$1,100,000	$1,747,697
Total	$1,262,500	$2,015,000

Annual Incentive Award Opportunities for Mr. Van Handel

Similar to the CEO, the Committee determined EPS and ROIC as the appropriate financial metrics for Mr. Van Handel as the CFO.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Van Handel for 2014, as a percentage of his 2014 base salary of $660,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	40.0%	80.0%
ROIC goal (weighted 40%)	10.0%	40.0%	80.0%
Operating Objectives (weighted 20%)	5.0%	20.0%	40.0%
Total	25.0%	100.0%	200.0%

The operating objectives for Mr. Van Handel for 2014 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Work with other senior executives to ensure we increase profits, while balancing investments with growth

•	Work with CEO to enhance investor relationships

The Committee determined that Mr. Van Handel earned a cash incentive award for 2014 between target and outstanding for EPS and ROIC. The Committee also approved an incentive award for Mr. Van Handel based on its determination of the level of performance towards achievement of his operating objectives. Based on these accomplishments, the Committee determined to pay the 2014 award to Mr. Van Handel as follows:

	Target Award	Actual Award
CFO	$660,000	$1,029,600

Annual Incentive Award Opportunities for Mr. Green

As Mr. Green was elected President and COO during 2014, the Committee established annual incentive goals for Mr. Green as President prior to May 1, 2014, and separate annual incentive goals for him as President and COO as of May 1, 2014 and thereafter.

As President, prior to May 1, 2014, Mr. Green’s responsibilities included our Northern Europe and Asia Pacific Middle East regions. Accordingly, the Committee determined EPS, along with AOUP for those regions, were appropriate financial metrics for Mr. Green. The EPS goal for Mr. Green was the same as for all of the NEOs, which can be found on page 41. The AOUP goal for Mr. Green as President prior to May 1, 2014, was as follows:

	Threshold	Target	Outstanding
AOUP of the Northern Europe and Asia Pacific and the Middle East regions	$85,000	$135,000	$180,000

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Green as President prior to May 1, 2014, as a percentage of his 2014 base salary of $650,000 during that time:

	Annual Percentage Payment as a Percentage of 2014 Base Salary
	Threshold	Target	Outstanding
AOUP Goal (weighted 55%)	13.75%	41.25%	82.5%
EPS Goal (weighted 20%)	5.0%	15.0%	30.0%
Operating Objectives (weighted 25%)	6.25%	18.75%	37.5%
Total	25.0%	75.0%	150.0%

As Mr. Green was President and COO as of May 1, 2014, and thereafter, the Committee determined that EPS and ROIC were the appropriate financial metrics.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Green as President and COO as of May 1, 2014, and thereafter, as a percentage of his 2014 base salary of $800,000 during that time:

	Threshold	Target	Outstanding
EPS goal (weighted 37.5%)	9.38%	37.5%	75.0%
ROIC goal (weighted 37.5%)	9.38%	37.5%	75.0%
Operating Objectives (weighted 25%)	6.25%	25.0%	50.0%
Total	25.0%	100.0%	200.0%

The operating objectives for Mr. Green were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Accelerate Experis performance in certain skill verticals

•	Provide operational and strategic insight that aligns with, and supports, the CEO’s objectives

The Committee determined that Mr. Green earned a cash incentive award for 2014 between threshold and target for his AOUP objective and between target and outstanding for EPS and ROIC. Each metric was prorated based on the base salary, award opportunity and length of time the goal was applicable. The Committee also approved an incentive award to Mr. Green based on its determination of the level of performance towards achievement of his various operating objectives, again prorated based on the objectives. Based on these accomplishments, the Committee determined to pay the 2014 award to Mr. Green as follows:

	Prorated Target Award	Prorated Actual Award
As President prior to May 1, 2014	$162,500	$208,260
As COO as of May 1, 2014, and thereafter	$533,333	$896,693
Total	$695,833	$1,104,953

Annual Incentive Award Opportunities for Mr. Chandrashekar

The Committee determined that EPS and AOUP were the appropriate financial metrics for Mr. Chandrashekar, Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Chandrashekar for 2014, as a percentage of his 2014 base salary of $568,035:

	Threshold	Target	Outstanding
AOUP goal (weighted 37.5%)	9.38%	28.13%	56.25%
EPS goal (weighted 37.5%)	9.38%	28.13%	56.25%
Operating Objectives (weighted 25%)	6.25%	18.75%	37.50%
Total	25.0%	75.0%	150.0%

The operating objectives for Mr. Chandrashekar for 2014 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Drive continuing transformation of IT operating model and platform to enhance governance and accelerate business performance

•	Promote operational excellence by enhancing internal reporting, analytics, and focus on execution

The Committee determined that Mr. Chandrashekar earned a cash incentive award for 2014 between threshold and target for AOUP and between target and outstanding for EPS. The Committee also approved an incentive award for Mr. Chandrashekar based on its determination of the level of performance towards achievement of his operating objectives. Based on these accomplishments, the Committee determined to pay the 2014 award to Mr. Chandrashekar as follows:

	Target Award(1)	Actual Award(1)
EVP, Operational Excellence and IT, and President, Asia Pacific Middle East	$426,025	$621,089

(1)	Mr. Chandrashekar’s target award and actual award received have been translated at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence and IT and President, Asia Pacific Middle East.

Annual Incentive Award Opportunities for Ms. Swan

The Committee determined EPS and ROIC were the appropriate financial metrics for Ms. Swan, Executive Vice President, Global Strategy and Talent.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Ms. Swan for 2014, as a percentage of her 2014 base salary of $560,000:

	Threshold	Target	Outstanding
EPS goal (weighted 37.5%)	9.38%	28.13%	56.25%
ROIC goal (weighted 37.5%)	9.38%	28.13%	56.25%
Operating Objectives (weighted 25%)	6.25%	18.75%	37.50%
Total	25.0%	75.0%	150.0%

The operating objectives for Ms. Swan for 2014 are as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop diverse leadership that strengthens our capabilities

•	Accelerate performance in certain brands by developing a strategic direction that positions the brand for market leadership

•	Define future desired state and evolution of the client value chain

The Committee determined that Ms. Swan earned a cash incentive award for 2014 between target and outstanding for EPS and ROIC. The Committee also approved an incentive award to Ms. Swan based on its determination of the level of performance towards achievement of her operating objectives. Based on these accomplishments, the Committee determined to pay the 2014 award to Ms. Swan as follows:

	Target Award	Actual Award
EVP, Global Strategy and Talent	$420,000	$653,632

Long-Term Incentives

Each year the Committee determines the appropriate mix of performance share units, stock options and restricted stock grants that should comprise the long-term incentives for the NEOs. This flexibility allows the Committee to tailor its program to create the incentive structure that it believes will best align executive performance and the needs of the Company. Beginning in 2014, the Committee has modified the composition of long-term incentive awards, and has determined that the performance needs of the Company are best met through a package of awards for the NEOs made up of 60% performance share units, 20% stock options and 20% restricted stock units. We believe this will further align the NEOs’ interests with long-term shareholder value, particularly as 60% of the awards vest only based on performance criteria. The performance share units, stock options and restricted stock units awarded in 2014 have the characteristics below. The specific long-term incentive grants for each officer are shown in the Grants of Plan Based Awards table on page 57.

While we typically make equity grants to our NEOs only once per year in February, we made additional grants to Mr. Prising and Mr. Green on May 1, 2014, in connection with their promotions to CEO and President and COO, respectively. These additional grants also consist of 60% performance share units, 20% stock options and 20% restricted stock units. The specific long-term incentive grants associated with these grants are shown separately in the Grants of Plan Based Awards Table on page 57.

Performance share units.    For the performance share units granted in 2014, vesting will be based on achievement of a pre-established goal for average operating profit margin percent, over a three year period. The Committee believes operating profit margin percent correctly focuses executive officers on the long-term profitability of the Company. Following completion of the 2014-2016 performance period, the Committee will compare operating profit margin percent performance against target levels.

The following table shows the goals established by the Committee for the 2014-2016 performance period for these performance share units and the associated payout percentage:

	Threshold	Target	Outstanding
Average Operating Profit Margin Percent 2014-2016	2.20%	3.20%	3.70%
Payout Percentage	50%	100%	200%

To determine the average operating profit margin percent at the end of the three year period, the actual performance results from each year will be averaged to determine the three-year average performance results. The final award will be determined by using the three-year payout scale relative to the 3-year average performance.

An operating profit “gate” was also established for the performance share units to ensure operating profit margins are achieved without significantly decreasing revenues. This gate was set at $557.0 million, meaning participants cannot receive more than 100% of the target level payout unless average operating profit for the 2014-2016 performance period exceeded $557.0 million.

The additional performance share units granted to Mr. Prising and Mr. Green on May 1, 2014, have the same terms and goals as those granted to the NEOs in February 2014.

Stock options.    The Committee uses stock options to align the interests of the NEOs with long-term shareholder value. Consistent with past years, these will vest ratably over a four-year period.

Restricted stock units.    As stated earlier, the Committee chose to include restricted stock units to provide a retention incentive to the NEOs as they are only payable in stock if the NEO remains with the Company through the vesting date. The restricted stock units have a three-year cliff vest.

Career Shares and Deferred Compensation Plans

Career Shares

The Committee selectively grants restricted stock units in order to provide a retention incentive. These career shares vest completely on a single date several years into the future. The Committee considers each year whether to make any such grants, to whom to make such grants and the size of any such grants. The Committee makes these determinations by taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award and the perceived need to supplement the NEO’s deferred compensation benefits. Mr. Chandrashekar and Ms. Swan were each granted 6,568 career shares in 2014 that will fully vest in 2018.

Nonqualified Savings Plan

ManpowerGroup maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue Code, the executive is no longer eligible to participate in ManpowerGroup’s 401(k) plans. ManpowerGroup maintains a separate non-qualified savings plan for “highly compensated” employees, including eligible executives. The non-qualified plan provides similar benefits to the tax-qualified 401(k) plans, including a company match and profit sharing. However, the nonqualified savings plan is a poor substitute because of the inflexibility as to the timing of the payouts and taxability of the retirement benefits relative to a qualified plan. Furthermore, the plan benefits are unsecured and subject to risk of forfeiture in bankruptcy. The Committee maintains this program in an effort to provide NEOs with reasonably competitive benefits to those in the competitive market.

Central Provident Fund of Singapore

As required under applicable law, we contribute to the Central Provident Fund of Singapore on behalf of Mr. Chandrashekar. The Central Provident Fund is a nondiscriminatory, tax qualified savings plan operated and managed by the government of Singapore, to which the employers of Singapore-based employees are required to contribute. All employees of our Singapore branch participate in the Central Provident Fund.

Other Benefits

The NEOs participate in the health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices, while keeping them at a reasonable level. The benefits are in place to attract and retain the talent needed in the business.

ManpowerGroup reimburses NEOs for financial planning assistance. This benefit is provided to ensure that executives prepare adequately for retirement, file their taxes and conduct all stock transactions appropriately. In addition, ManpowerGroup provides memberships in clubs for business entertaining to a limited number of executives. Each executive who is provided such a membership pays the expenses for any personal use of these clubs; however, none of the NEOs used these clubs for personal use in 2014. ManpowerGroup also maintains a broad-based auto program that covers approximately 411 management employees in the U.S., including the U.S.-based NEOs. Pursuant to this program, ManpowerGroup pays 75% of the cost of a leased car for the NEOs based in the U.S. Consistent with local practice in Singapore, where Mr. Chandrashekar is based, ManpowerGroup provided him with a car in 2014.

Except in connection with expatriate assignments, as discussed below, ManpowerGroup does not pay tax gross ups to its NEOs on any of the above benefits.

Severance Agreements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. These severance agreements are more fully described on pages 69-72. The Committee believes that severance and change of control policies are necessary to attract and retain senior talent in a competitive market. The Committee also believes that these agreements benefit ManpowerGroup because they clarify the NEOs’ terms of employment and protect ManpowerGroup’s business during an acquisition. Furthermore, the Committee believes that change of control benefits, if structured appropriately, allow the NEOs to focus on their duties and responsibilities during an acquisition.

To align our executive compensation program with best governance practices within the Committee’s philosophy, the Committee has eliminated any tax gross up payments and has adopted double triggers in our severance agreements in order for our NEOs to receive benefits following a change in control.

Additional Executive Compensation Policies

We Have Stock Ownership Guidelines For Executive Officers

The Committee believes that NEOs should hold a meaningful stake in ManpowerGroup to align their economic interests with those of other shareholders. To that end, the Committee adopted stock ownership guidelines that were based on the stock price and base salary in effect on December 31, 2005. In 2014, the Committee reset these guidelines using multiples of base salaries as of May 1, 2014, and a 1-year average share price as of April 1, 2014, of $70.20. The multiples of base salary were increased for certain NEOs to align with market practice and to account for newly created positions. The Committee set a goal of five years for these senior executives to attain the targeted ownership levels. Under the guidelines, the Committee takes into account actual shares owned by the executive, unvested restricted stock or restricted stock units, and unvested performance share units calculated at the threshold level. The Committee does not consider any stock options or performance share units above the threshold level held by the NEOs. Additionally, to enforce our stock ownership policies, we limit the ability of an executive officer to sell equity until he or she is in compliance with the guidelines. An executive who has not yet met, or who falls below, the stock ownership guidelines, is required to hold 50% of the shares received from the exercise of stock options or the vesting of restricted stock units or performance share units until the ownership guidelines have been satisfied. As indicated in the following table, as of December 31, 2014, each of the NEOs had met these guidelines, except for Mr. Chandrashekar who was recently promoted to an executive officer of the Company.

NEO	Target as a multiple of salary	Target value($)	Target number of shares(#)	Number of shares held as of December 31, 2014(#)	Status as of December 31, 2014
Jeffrey A. Joerres	5	5,000,000	71,221	222,701	Guideline Met
Jonas Prising	6	6,600,000	94,011	151,071	Guideline Met
Michael J. Van Handel	4	2,640,000	37,604	128,199	Guideline Met
Darryl Green	4	3,200,000	45,584	60,776	Guideline Met
Ram Chandrashekar	3	1,710,000	24,359	22,788	Progressing Against Goal
Mara Swan	3	1,680,000	23,931	69,752	Guideline Met

We Have Adopted a Clawback Policy

In 2012, the Committee adopted a compensation recoupment (“clawback”) policy that is applicable to the members of the Company’s senior management. Under the policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, the Committee may require the employee to forfeit any outstanding awards, including cash incentives or equity awards that were received as a result of the misconduct.

We Prohibit Hedging Transactions

ManpowerGroup has adopted a policy prohibiting designated individuals, including the NEOs, from engaging in short-selling of ManpowerGroup securities and buying and selling puts and calls on ManpowerGroup securities without advance approval. We also do not permit these designated individuals to pledge ManpowerGroup securities. To date, no designated individual has requested approval to engage in such transactions.

We Provide Limited Expatriate Benefits

Part of ManpowerGroup’s executive development strategy includes providing its executives the opportunity to acquire management experience outside of their home country. To facilitate this strategy and to induce the executives to make such a change, ManpowerGroup provides expatriate benefits to its executives who are assigned outside of their home country, which eliminate any tax disadvantages caused by relocation and compensate them for the disruption it causes to them and to their families.

In connection with his assignment in Asia as President of ManpowerGroup, leading the Company’s Asia-Pacific and Middle East operations, Mr. Green received certain benefits, which consisted of tuition reimbursement services and related tax gross up payments. These benefits were eliminated when Mr. Green returned to the United States in connection with his election as President and COO. Additionally, in connection with his return, the company provided relocation expenses to Mr. Green in 2014.

In connection with Mr. Chandrashekar’s role as Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East, Mr. Chandrashekar receives tax equalization payments related to any compensation earned for the time required to be spent in the United States as part of his role. He also receives certain other benefits, including a car and return visit expenses.

Realizable Pay in 2014

We also calculate realizable pay for Mr. Prising. This is a measure of the value of compensation granted or awarded during the reporting year. It shows the impact of Company performance and stock price on potential pay values for Mr. Prising, and provides an alternative means to the Summary Compensation Table on page 54 to evaluate the alignment between pay and performance. In particular, our calculation of realizable pay does not value equity awards using the accounting grant date fair value metric, as required in the Summary Compensation Table under Topic 718. Instead, for realizable pay we measure equity awards at their period-end value, in this case using the year-end stock price on December 31, 2014, of $68.17. For realizable pay our method of calculating equity award values is as follows:

•	Stock Options. We use the “intrinsic value” of the stock options granted to Mr. Prising in February and May 2014, meaning the spread between the grant price and the price of the underlying stock at year end.

•	Restricted Stock Units. We use the year-end value of the restricted stock units awarded to Mr. Prising in February and May 2014.

•	Performance Share Units. We calculate performance share units using the target performance shares granted in 2014 and value these shares using the year-end stock price on December 31, 2014.

As noted above, a significant portion of Mr. Prising’s compensation takes the form of long-term incentive compensation. Our realizable pay calculation reflects the significant equity component of Mr. Prising’s total compensation, and illustrates how the value of Mr. Prising’s 2014 compensation is sensitive to movements in our stock price. Although the Company enjoyed strong operating performance in 2014, the stock price fluctuated in 2014 and the year-end price of $68.17 as of December 31, 2014, resulted in Mr. Prising’s realizable pay calculated for 2014 being less than his total compensation shown in the Summary Compensation Table using SEC reporting methodology. As we have noted previously, stock market fluctuations can occur without regard to, or in disproportion to, the fundamentals of our business. In 2013, realizable pay was substantially greater than Mr. Prising’s reported compensation, reflecting both strong operating performance and considerable stock price appreciation that year.

The table below shows realizable pay for Mr. Prising in 2014 as compared to his compensation as reported in the Summary Compensation Table on page 54.

Supplemental Table of CEO Realizable Compensation

	2014 Compensation as reported in the Summary Compensation Table	2014 Total Realizable Compensation
Base Salary	$950,000	$950,000
Annual Incentive	$2,015,000	$2,015,000

Total Cash	$2,965,000	$2,965,000

Stock Options	$1,120,034	$0
Restricted Stock Units	$1,120,074	$955,062
Performance share units	$3,360,071	$2,865,049

Total	$8,565,179	$6,785,111

Other Material Tax Implications of the Executive Compensation Program

Tax implications for ManpowerGroup

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to the corporation’s CEO and three most highly compensated NEOs (other than the CEO and CFO) in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where necessary for covered executives, the Committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the Committee has taken steps to qualify the stock option awards, performance share unit awards and certain awards under the Corporate Senior Management Annual Incentive Pool Plan as performance-based compensation for this purpose. However, the Committee may implement compensation arrangements that do not satisfy these requirements for deductibility if it determines that such arrangements are appropriate under the circumstances. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the Committee cannot assure that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Tax implications for NEOs

The Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The Committee has structured the elements of ManpowerGroup’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The severance agreements with the NEOs limit the amount of the severance payment in the event that the severance payment will be subject to excise taxes imposed under Section 280G, but only where the after-tax amount received by the NEO would be greater than the after-tax amount without regard to such limitation.

REPORT OF THE EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

The Executive Compensation and Human Resources Committee of the board of directors of ManpowerGroup has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Executive Compensation and Human Resources Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation and Human Resources Committee

Edward Zore, Chair

William Downe

Cari M. Dominguez

Elizabeth P. Sartain

John R. Walter

EXECUTIVE COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Executive Compensation and Human Resources Committee has ever been an officer or employee of ManpowerGroup or any of our subsidiaries or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

Members of the Company’s senior management team have considered and discussed the Company’s compensation policies and practices and specifically whether these policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup. Management has also discussed this issue with the Executive Compensation and Human Resources Committee and has determined there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on ManpowerGroup.

As ManpowerGroup is located in various countries around the world, we have several incentive plans. Our plans use various financial performance growth metrics, generally relating to profitability. As a result, there is no common incentive driving behavior. We also have controls in place that mitigate any impact these plans might have on us as follows:

•	In general, each of our incentive plans has a threshold, target and outstanding payout level, which is not material to the Company, that is earned based on the results of the financial metrics.

•	The annual incentive and PSU awards are capped at a maximum level such that employees cannot receive a bonus that is significant enough to create a significant risk to the Company.

•	We have multiple financial metrics under the annual incentive which focus on company-wide and segment-wide goals and objectives, and the results of those metrics are reviewed and approved at multiple levels in the Company

•	Each of the NEOs is subject to stock ownership guidelines

•	We have adopted a clawback policy

•	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities.

•	We do not permit our NEOs to pledge shares of our common stock

•	There is an approval process of the various incentive plans in each country, which are approved by the country manager and financial manager in the respective country to ensure the growth metrics are based on company performance.

Based on the above factors, we do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup.

Summary Compensation Table

The table below sets forth the compensation information for our NEOs during the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012. Ms. Swan was not an NEO in 2012 and Mr. Chandrashekar was not an NEO in 2013 or 2012, therefore, in accordance with the SEC’s disclosure rules, information regarding compensation for those years is not included in the tables below. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey A. Joerres(5)	2014	1,066,667	0	6,400,097	1,600,013	2,236,001	21,302	67,716	11,391,796
Executive Chairman and	2013	1,200,000	0	4,900,077	1,100,002	3,098,400	(10,457)	75,149	10,363,171
Former CEO	2012	1,200,000	0	4,900,063	1,713,145	804,180	21,369	153,576	8,792,333

Jonas Prising(6)	2014	950,000	0	4,480,145	1,120,034	2,015,000	0	55,484	8,620,663
CEO	2013	650,000	0	2,550,094	450,002	908,375	0	93,534	4,652,005
	2012	475,000	0	770,060	269,222	194,085	0	171,527	1,879,894

Michael J. Van Handel	2014	660,000	0	2,080,100	520,021	1,029,600	20,135	62,010	4,371,866
CFO	2013	600,000	0	1,750,020	750,009	1,048,800	(11,260)	47,594	4,185,163
	2012	600,000	0	1,750,054	611,835	310,060	23,503	68,988	3,364,440

Darryl Green(7)	2014	750,000	0	2,800,146	700,032	1,104,953	0	124,179	5,479,310
President & COO	2013	650,000	0	1,050,054	450,002	650,780	0	224,307	3,025,143
	2012	475,000	0	770,060	269,222	377,863	0	514,309	2,406,454

Ram Chandrashekar(8)	2014	568,035	0	1,620,046	280,023	621,089	0	97,532	3,186,725
EVP, Operational Excellence & IT and President, Asia Pacific Middle East

Mara E. Swan	2014	560,000	0	1,460,097	240,024	653,632	0	65,284	2,979,037
EVP, Global	2013	525,000	0	770,068	330,010	680,348	0	51,187	2,356,613
Strategy and Talent

(1)	The value of stock awards in this table for all years includes the grant date fair value (calculated at the target level) for performance share units and restricted stock units (including career shares) as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” See page 57 for the breakout in the grant date fair value of performance share units and restricted stock units.

The grant date fair value of the 2014 performance share unit awards at the outstanding level for each executive officer was:

Name	2014
Jeffrey A. Joerres	$9,600,145
Jonas Prising	6,720,142
Michael J. Van Handel	3,120,112
Darryl Green	4,200,144
Ram Chandrashekar	1,680,037
Mara E. Swan	1,440,775

(2)	The value of options in this table represents the grant date fair value of the stock options as computed in accordance with FASB ASC Topic 718.

(3)	Although the amount of benefits for each executive officer under the U.S. pension plans was frozen in 2000, the change in actuarial value is due to the change in actuarial assumptions from year to year, as calculated under the rules governing financial reporting for U.S. pension plans.

(4)	These amounts are described in further detail in the All Other Compensation in 2014 Table.

(5)	Mr. Joerres served as CEO until May 1, 2014 when he transitioned to Executive Chairman.

(6)	Mr. Prising served as President until May 1, 2014 when he was elected CEO.

(7)	Mr. Green served as President until May 1, 2014 when he was elected President and COO.

(8)	Mr. Chandrashekar’s annual salary is 719,927 Singapore Dollars (“SGD”). Mr. Chandrashekar’s salary and incentive payment are paid in SGD. His salary has been translated at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence & IT and President, Asia Pacific Middle East. The amount of all other compensation has been translated at an exchange rate of 0.759674 (in U.S. Dollars), the rate in effect on December 31, 2014. Based on the exchange rate of 0.759674 (in U.S. Dollars), as of December 31, 2014, Mr. Chandrashekar’s salary was $546,910 and incentive compensation was $597,991.

All Other Compensation in 2014

Name & Principal Position	Perquisites & Other Personal Benefits ($)(1)		Tax Reimbursements ($)(2)		Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)(3)	Total Other Compensation ($)
Jeffrey A. Joerres	30,716		0		0	37,000	67,716
Executive Chairman and Former CEO
Jonas Prising	30,484		0		0	25,000	55,484
CEO
Michael J. Van Handel	31,010		0		0	31,000	62,010
CFO
Darryl Green	117,269	(4)	6,910	(5)	0	0	124,179
President & COO
Ram Chandrashekar	32,873	(6)	54,327	(7)	0	10,332	97,532
EVP, Global Operational Excellence & IT and President, Asia Pacific Middle East
Mara E. Swan	35,179		0		0	30,105	65,284
EVP, Global Strategy and Talent

(1)	Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in ManpowerGroup’s company car program, auto insurance, life insurance premiums paid and/or the value of financial services paid for by ManpowerGroup.

(2)	Due to the complex nature of calculating these tax reimbursements, in certain cases the amounts are paid to the executive officers one or more years after the income to which they relate was earned by the executive officer.

(3)	These contributions were made by ManpowerGroup on behalf of the executive officers under the terms of the Nonqualified Savings Plan, other than Mr. Chandrashekar. For Mr. Chandrashekar, the amount represents our contributions to the Central Provident Fund of Singapore (CPF). Further information regarding the Nonqualified Savings Plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

(4)	In addition to the amounts described above in footnote (1), this amount reflects a tuition allowance of $23,563 for Mr. Green’s children, which was paid to Mr. Green in connection with his assignment to Asia. The tuition has been translated at an exchange rate for Japanese Yen of .008415454 (in U.S. Dollars), which was the average exchange rate in effect between the date he received his offer letter from ManpowerGroup on April 4, 2007 and the date he signed it on April 10, 2007. Based on the exchange rate of .008373 (in U.S. Dollars) as of December 31, 2014, the tuition expense was $23,444. Also included in this column are relocation expenses of $63,867 related to Mr. Green’s relocation from Singapore to the United States in connection with his election to President and COO. This amount has been translated at the exchange rate for SGD of 0.759674 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2014.

(5)	This amount reflects the value of the gross up payments Mr. Green received for taxes on tuition payments during 2014 and has been translated at an exchange rate for Japanese Yen of 0.008373 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2014.

(6)	In addition to the amounts described above in footnote (1), included in this amount are tax preparation services and airfare for one round trip for Mr. Chandrashekar’s family members to India. These items have been translated at an exchange rate for SGD of .759674 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2014. These benefits are paid to Mr. Chandrashekar in connection with his assignment to Singapore.

(7)	This amount reflects tax payments paid in 2014 to Mr. Chandrashekar for compensation he received in 2014 in connection with the time spent in the United States as part of his roles and responsibilities. The amount of these taxes are subject to future adjustment after calculation of the final taxes due by Mr. Chandrashekar.

Grants of Plan-Based Awards in 2014

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name & Principal Position			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey A. Joerres	2/11/2014	(6)	150,000	600,000	1,200,000	—	—	—	—	—	—	—
Executive Chairman and	5/1/2014	(6)	166,667	833,333	1,666,667	—	—	—	—	—	—	—
Former CEO	2/11/2014		—	—	—	31,526	63,051	126,102	—	—	—	4,800,073
	2/11/2014		—	—	—	—	—	—	21,017	—	—	1,600,024
	2/11/2014		—	—	—	—	—	—	—	62,721	76.13	1,600,013
Jonas Prising	2/11/2014	(7)	54,167	162,500	325,000	—	—	—	—	—	—	—
CEO	5/1/2014	(7)	275,000	1,100,000	2,200,000	—	—	—	—	—	—	—
	2/11/2014		—	—	—	7,882	15,763	31,526	—	—	—	1,200,037
	2/11/2014		—	—	—	—	—	—	5,255	—	—	400,063
	2/11/2014		—	—	—	—	—	—	—	15,681	76.13	400,022
	5/1/2014	(9)	—	—	—	13,133	26,265	52,530	—	—	—	2,160,034
	5/1/2014	(9)	—	—	—	—	—	—	8,755	—	—	720,011
	5/1/2014	(9)	—	—	—	—	—	—	—	26,510	82.24	720,012
Michael J. Van Handel	2/11/2014		165,000	660,000	1,320,000	—	—	—	—	—	—	—
CFO	2/11/2014		—	—	—	10,246	20,492	40,984	—	—	—	1,560,056
	2/11/2014		—	—	—	—	—	—	6,831	—	—	520,044
	2/11/2014		—	—	—	—	—	—	—	20,385	76.13	520,021
Darryl Green	2/11/2014	(8)	54,167	162,500	325,000	—	—	—	—	—	—	—
President & COO	5/1/2014	(8)	133,333	533,333	1,066,667	—	—	—	—	—	—	—
	2/11/2014		—	—	—	7,882	15,763	31,526	—	—	—	1,200,037
	2/11/2014		—	—	—	—	—	—	5,255	—	—	400,063
	2/11/2014		—	—	—	—	—	—	—	15,681	76.13	400,022
	5/1/2014	(9)	—	—	—	5,472	10,944	21,888	—	—	—	900,035
	5/1/2014	(9)	—	—	—	—	—	—	3,648	—	—	300,012
	5/1/2014	(9)	—	—	—	—	—	—	—	11,046	82.24	300,009
Ram Chandrashekar	2/11/2014		142,008	426,025	852,052
EVP, Operational	2/11/2014		—	—	—	5,517	11,034	22,068	—	—	—	840,018
Excellence and IT and	2/11/2014		—	—	—	—	—	—	10,246	—	—	780,028
President, Asia Pacific Middle East	2/11/2014		—	—	—	—	—	—	—	10,977	76.13	280,023
Mara E. Swan	2/11/2014		140,000	420,000	840,000	—	—	—	—	—	—	—
EVP, Global	2/11/2014		—	—	—	4,729	9,458	18,916	—	—	—	720,038
Strategy and Talent	2/11/2014		—	—	—	—	—	—	9,721	—	—	740,060
	2/11/2014		—	—	—	—	—	—	—	9,409	76.13	240,024

(1)	These amounts represent the threshold, target, and maximum annual cash incentive awards for the NEOs using the scorecard approach the Committee used in exercising negative discretion under the Pool Plan. Prior to any exercise of negative discretion, the maximum amount payable to the NEOs under the Pool Plan is the lesser of a shareholder approved maximum of $5.0 million or a percentage of the award pool, which varies by executive officer. See page 40 for the pool allocation for each executive officer.

(2)	These amounts represent the number of performance share units that could be earned related to the performance share units granted in 2014 under the 2011 Equity Incentive Plan.

(3)	Amounts represent the number of restricted stock units granted in 2014 under the 2011 Equity Incentive Plan. For Mr. Chandrashekar, the amount represents 3,678 restricted stock units and 6,568 career shares granted in 2014. For Ms. Swan, the amount represents 3,153 restricted stock units and 6,568 career shares granted in 2014.

(4)	These amounts represent the number of shares underlying stock options that were granted in 2014 under the 2011 Equity Incentive Plan.

(5)	The grant date fair value of stock and option awards granted in 2014 that are reported in this column have been computed in accordance with FASB ASC Topic 718.

(6)	As Mr. Joerres was elected Executive Chairman during 2014, the Committee established annual incentive opportunities for Mr. Joerres as CEO prior to May 1, 2014 and separate annual incentive opportunities for him as Executive Chairman as of May 1, 2014, and thereafter. The amounts in the table above represent the prorated threshold, target and maximum awards for each set of opportunities.

(7)	As Mr. Prising was elected CEO during 2014, the Committee established annual incentive opportunities for Mr. Prising as President prior to May 1, 2014 and separate annual incentive goals for him as CEO as of May 1, 2014, and thereafter. The amounts in the table above represent the prorated threshold, target and maximum awards for each set of opportunities.

(8)	As Mr. Green was elected President and COO during 2014, the Committee established annual incentive opportunities for Mr. Green as President prior to May 1, 2014 and separate annual incentive goals for him as President and COO as of May 1, 2014, and thereafter. The amounts in the table above represent the prorated threshold, target and maximum awards for each set of opportunities.

(9)	Mr. Prising and Mr. Green each received additional grants of performance share units, restricted stock units and stock options upon their election to CEO and President and COO, respectively, as of May 1, 2014.

Compensation Agreements and Arrangements

In February 2014, ManpowerGroup entered into a compensation agreement and severance agreement with Mr. Joerres that replaced his prior agreements, which expired in February 2014. Mr. Joerres’ compensation agreement was further amended on May 1, 2014, to reflect the decrease in his base salary. The term under his compensation and severance agreements expires on the first to occur of (1) the date two years after the occurrence of a change of control of ManpowerGroup or (2) February 20, 2017, if no such change of control occurs before February 20, 2017. Under the compensation agreement for Mr. Joerres, as amended May 1, 2014, he is entitled to receive a base salary of $1,000,000, as may be increased from time to time by ManpowerGroup and is entitled to receive incentive compensation in accordance with an annual incentive plan approved and administered by the Committee. In addition, Mr. Joerres is eligible for all benefits generally available to the senior executives of ManpowerGroup, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits.

In February 2014, ManpowerGroup entered into a compensation agreement and severance agreement with Mr. Van Handel that replaced his prior agreements, which expired in February 2014. The term under the agreements for Mr. Van Handel is the same expiration as Mr. Joerres’s agreements. Under the compensation agreement for Mr. Van Handel, he is entitled to receive a base salary of $660,000, as may be increased from time to time by ManpowerGroup and is entitled to receive incentive compensation in accordance with an annual incentive plan approved and administered by the Committee. In addition, Mr. Van Handel is eligible for all benefits generally available to the senior executives of ManpowerGroup, subject to and on a basis consistent with the terms, conditions and overall administration of such benefits.

The severance agreements with Mr. Joerres and Mr. Van Handel are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table. The annual incentive plan for each of them is described in further detail in the Compensation Discussion and Analysis included in this proxy statement.

The compensation agreements for Mr. Joerres and Mr. Van Handel also contain nondisclosure provisions that are effective during the term of the executive’s employment with ManpowerGroup and during the two-year period following the termination of the executive’s employment with ManpowerGroup, and nonsolicitation provisions that are effective during the term of the executive’s employment with ManpowerGroup and during the one-year period following the termination of the executive’s employment with ManpowerGroup.

Mr. Prising, Mr. Green, Mr. Chandrashekar and Ms. Swan currently receive an annual incentive bonus determined pursuant to an incentive arrangement with ManpowerGroup and all have entered into severance agreements with ManpowerGroup. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each executive officer are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

In connection with his assignment in Asia as President of ManpowerGroup, leading the Company’s Asia-Pacific and Middle East operations, Mr. Green received certain benefits. This included tuition reimbursement services and related tax gross up payments. These benefits were eliminated when Mr. Green returned to the U.S. in connection with his election as President and COO.

In connection with his assignment in Singapore as Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East, Mr. Chandrashekar also receives certain benefits. These include a car, return visit expenses to India for his family and tax equalization payments related to any compensation earned by him for the time required to be spent in the United States as part of his role.

2014 Annual Incentive Awards

The following tables illustrate the achievement of the performance targets in relation to the payment of the 2014 Annual Incentive Awards. The awards are reflected in the Summary Compensation Table on page 54 under the heading “Non-Equity Incentive Plan Compensation.”

For 2014, ManpowerGroup’s EPS was $5.30 (compared to $3.62 at threshold, $4.82 at target and $5.62 at outstanding) and ROIC was 14.6% (compared to 10.5% at threshold, 13.5% at target and 15.5% at outstanding).

The Committee established performance targets prior to May 1, 2014 when Mr. Joerres was CEO and separate performance targets as of May 1, 2014, and thereafter when he became Executive Chairman. The following charts show the achievement of each set of performance targets for Mr. Joerres during 2014, prorated based on the base salary for the length of time the performance targets were applicable:

Jeffrey A. Joerres — 2014 Annual Incentive Calculation Prior to May 1, 2014 as CEO

	Performance Level	Percentage of Prorated 2014 Salary	Amount Earned
EPS Goal	Above Target	96.0%	$384,000
ROIC Goal	Above Target	93.0%	$372,000
Operating Objectives	Above Target	45.0%	$180,000
Total Incentive		234.0%	$936,000

Jeffrey A. Joerres — 2014 Annual Incentive Calculation as of May 1, 2014 as Executive Chairman

	Performance Level	Percentage of Prorated 2014 Salary	Amount Earned
EPS Goal	Above Target	80.0%	$533,333
ROIC Goal	Above Target	77.5%	$516,667
Operating Objectives	Above Target	37.5%	$250,001
Total Incentive		195.0%	$1,300,001

Similar to Mr. Joerres, in 2014, the Committee established performance targets prior to May 1, 2014 when Mr. Prising was President and separate performance targets as of May 1, 2014, and thereafter when he became CEO. The following charts show the achievement of each set of performance targets for Mr. Prising during 2014, prorated based on the base salary for the length of time the performance targets were applicable:

Jonas Prising — 2014 Annual Incentive Calculation Prior to May 1, 2014 as President

	Performance Level	Percentage of Prorated 2014 Salary	Amount Earned
AOUP of Americas and Southern Europe Goal	Above Target	68.5%	$148,512
EPS Goal	Above Target	24.0%	$52,000
Operating Objectives	Above Target	30.8%	$66,791
Total Incentive		123.3%	$267,303

Jonas Prising — 2014 Annual Incentive Calculation as of May 1, 2014 as CEO

	Performance Level	Percentage of Prorated 2014 Salary	Amount Earned
EPS Goal	Above Target	96.0%	$704,000
ROIC Goal	Above Target	93.0%	$682,000
Operating Objectives	Above Target	49.3%	$361,697
Total Incentive		238.3%	$1,747,697

Michael J. Van Handel — 2014 Annual Incentive Calculation

	Performance Level	Percentage of 2014 Salary	Amount Earned
EPS Goal	Above Target	64.0%	$422,400
ROIC Goal	Above Target	62.0%	$409,200
Operating Objectives	Above Target	30.0%	$198,000
Total Incentive		156.0%	$1,029,600

As Mr. Green was elected President and COO during 2014, the Committee established performance targets for Mr. Green as President prior to May 1, 2014 and separate performance targets for him as President and COO as of May 1, 2014, and thereafter. The following charts show the achievement of each set of performance targets for Mr. Green during 2014, prorated based on the base salary for the length of time the performance targets were applicable:

Darryl Green — 2014 Annual Incentive Calculation Prior to May 1, 2014 as President

	Performance Level	Percentage of Prorated 2014 Salary	Amount Earned
AOUP of Northern Europe and APME Goal	Above Target	34.6%	$75,010
EPS Goal	Above Target	24.0%	$52,000
Operating Objectives	At Outstanding	37.5%	$81,250
Total Incentive		96.1%	$208,260

Darryl Green — 2014 Annual Incentive Calculation as of May 1, 2014 as President and COO

	Performance Level	Percentage of Prorated 2014 Salary	Amount Earned
EPS Goal	Above Target	60.0%	$320,000
ROIC Goal	Above Target	58.1%	$310,026
Operating Objectives	At Outstanding	50.0%	$266,267
Total Incentive		168.1%	$896,693

Ram Chandrashekar — 2014 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2014 Salary	Amount Earned
AOUP of APME Goal	Above Threshold	26.8%	$152,460
EPS Goal	Above Target	45.0%	$255,616
Operating Objectives	At Outstanding	37.5%	$213,013
Total Incentive		109.3%	$621,089

(1)	Mr. Chandrashekar’s incentive is paid in SGD and has been translated above at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence & IT and President, Asia Pacific Middle East.

Mara E. Swan — 2014 Annual Incentive Calculation

	Performance Level	Percentage of 2014 Salary	Amount Earned
EPS Goal	Above Target	45.0%	$252,000
ROIC Goal	Above Target	43.6%	$244,104
Operating Objectives	Above Target	28.1%	$157,528
Total Incentive		116.7%	$653,632

Grants Under the 2011 Equity Incentive Plan

Stock options.    ManpowerGroup made grants of stock options to all of the executive officers under the 2011 Equity Incentive Plan in February 2014. In May 2014, Mr. Prising and Mr. Green were each granted additional stock options in connection with their election to CEO, and President and COO, respectively. The stock options granted in 2014 vest 25% per year over a four-year period and if they are not exercised, they expire in ten years (or earlier following a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Performance share units.    ManpowerGroup made grants of performance share units to all of the executive officers under the 2011 Equity Incentive Plan in February of 2014. In May 2014, Mr. Prising and Mr. Green were each granted additional performance share units in connection with their election to CEO, and President and COO, respectively. Each executive officer received a performance share unit grant that will vest if the relevant performance goal of average Operating Profit Margin Percentage is met for the three-year performance period. See page 47 for a description of the goals established by the Committee for the 2014 performance share unit grant.

No dividends are paid on the performance share units unless and until actual shares are issued to the executive officer upon the vesting of the performance share units and in such case, dividends would be paid only for record dates occurring after the issuance date. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Restricted stock units.    The restricted stock units granted to the executive officers in February 2014, and the additional restricted stock units granted to Mr. Prising and Mr. Green in May 2014, have a three-year cliff vest and are earned as long as the executive officer continues to be employed by the Company. Dividend equivalents are paid on the restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares.    ManpowerGroup made grants of career shares to Mr. Chandrashekar and Ms. Swan in February 2014, which were granted as restricted stock units with a four-year vesting term. Dividend equivalents are paid on restricted stock units under these awards. Additional vesting terms applicable to grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Outstanding Equity Awards at December 31, 2014

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jeffrey A. Joerres	115,000	—		—	$76.30	02/14/2017	—		—	—		—
Executive Chairman and	180,000	—		—	$56.64	02/20/2018	—		—	—		—
Former CEO	50,000	—		—	$30.96	02/17/2019	—		—	—		—
	158,000	—		—	$53.01	02/18/2020	—		—	—		—
	52,152	17,385	(4)	—	$67.12	02/16/2021	—		—	—		—
	—	53,490	(5)	—	$44.81	02/15/2022	—		—	—		—
	15,206	45,619	(6)	—	$52.55	02/13/2023	—		—	—		—
	—	62,721	(7)	—	$76.13	02/11/2024	—		—	—		—
	—	—		—	—	—	32,765	(9)	$2,233,590	—		—
	—	—		—	—	—	27,356	(10)	$1,864,859	—		—
	—	—		—	—	—	21,290	(12)	$1,451,339	—		—
	—	—		—	—	—	46,623	(16)	$3,178,290	—		—
	—	—		—	—	—	—		—	126,102	(17)	$8,596,373
Jonas Prising	20,000	—		—	$52.78	02/14/2016	—		—	—		—
CEO	24,000	—		—	$76.30	02/14/2017	—		—	—		—
	30,000	—		—	$56.64	02/20/2018	—		—	—		—
	22,000	—		—	$53.01	02/18/2020	—		—	—		—
	7,450	2,484	(4)	—	$67.12	02/16/2021	—		—	—		—
	8,406	8,406	(5)	—	$44.81	02/15/2022	—		—	—		—
	6,220	18,663	(6)	—	$52.55	02/13/2023	—		—	—		—
	—	15,681	(7)	—	$76.13	02/11/2024	—		—	—		—
	—	26,510	(8)	—	$82.24	05/01/2024	—		—	—		—
	—	—		—	—	—	5,149	(9)	$351,007	—		—
	—	—		—	—	—	15,893	(11)	$1,083,426	—		—
	—	—		—	—	—	5,862	(10)	$399,613	—		—
	—	—		—	—	—	29,310	(13)	$1,998,063	—		—
	—	—		—	—	—	5,323	(12)	$362,869	—		—
	—	—		—	—	—	8,869	(14)	$604,600	—		—
	—	—		—	—	—	9,991	(16)	$681,086	—		—
	—	—		—	—	—	—		—	31,526	(17)	$2,149,127
	—	—		—	—	—	—		—	52,530	(17)	$3,580,970
Michael J. Van Handel	30,000	—		—	$76.30	02/14/2017	—		—	—		—
CFO	45,000	—		—	$56.64	02/20/2018	—		—	—		—
	51,000	—		—	$53.01	02/18/2020	—		—	—		—
	18,626	6,209	(4)	—	$67.12	02/16/2021	—		—	—		—
	—	19,104	(5)	—	$44.81	02/15/2022	—		—	—		—
	10,368	31,104	(6)	—	$52.55	02/13/2023	—		—	—		—
	—	20,385	(7)	—	$76.13	02/11/2024	—		—	—		—
	—	—		—	—	—	11,702	(9)	$797,725	—		—
	—	—		—	—	—	9,770	(10)	$666,021	—		—
	—	—		—	—	—	6,920	(12)	$471,736	—		—
	—	—		—	—	—	16,651	(16)	$1,135,099	—		—
	—	—		—	—	—	—		—	40,984	(17)	$2,793,879
Darryl Green	20,000	—		—	$93.24	05/28/2017	—		—	—		—
President & COO	25,000	—		—	$56.64	02/20/2018	—		—	—		—
	22,000	—		—	$53.01	02/18/2020	—		—	—		—
	14,156	4,719	(4)	—	$67.12	02/16/2021	—		—	—		—
	8,406	8,406	(5)	—	$44.81	02/15/2022	—		—	—		—
	6,220	18,663	(6)	—	$52.55	02/13/2023	—		—	—		—
	—	15,681	(7)	—	$76.13	02/11/2024	—		—	—		—
	—	11,046	(8)	—	$82.24	05/01/2024	—		—	—		—
	—	—		—	—	—	5,149	(9)	$351,007	—		—
	—	—		—	—	—	5,862	(10)	$399,613	—		—
	—	—		—	—	—	5,323	(12)	$362,869
	—	—		—	—	—	3,695	(14)	$251,888	—		—
	—	—		—	—	—	9,991	(16)	$681,086	—		—
	—	—		—	—	—	—		—	31,526	(17)	$2,149,127
	—	—		—	—	—	—		—	21,888	(17)	$1,492,105

Name & Principal Position	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Ram Chandrashekar	7,500	—		—	$53.01	02/18/2020	—		—	—		—
EVP, Operational	2,283	762	(4)	—	$67.12	02/16/2021	—		—	—		—
Excellence & IT and	2,095	2,095	(5)	—	$44.81	02/15/2022	—		—	—		—
President, Asia Pacific	1,659	4,977	(6)	—	$52.55	02/13/2023	—		—	—		—
Middle East	—	10,977	(7)	—	$76.13	02/11/2024	—		—	—		—
	—	—		—	—	—	3,435	(9)	$234,164	—		—
	—	—		—	—	—	1,564	(10)	$106,618
	—	—		—	—	—	3,726	(12)	$254,001	—		—
	—	—		—	—	—	6,653	(15)	$453,535	—		—
	—	—		—	—	—	2,664	(16)	$181,605	—		—
	—	—		—	—	—	—		—	7,612	(18)	$518,910
	—	—		—	—	—	—		—	22,068	(17)	$1,504,376
Mara E. Swan	12,000	—		—	$76.30	02/14/2017	—		—	—		—
EVP, Global	18,000	—		—	$56.64	02/20/2018	—		—	—		—
Strategy and Talent	20,000	—		—	$53.01	02/18/2020	—		—	—		—
	5,588	1,863	(4)	—	$67.12	02/16/2021	—		—	—		—
	6,877	6,878	(5)	—	$44.81	02/15/2022	—		—	—		—
	4,562	13,686	(6)	—	$52.55	02/13/2023	—		—	—		—
	—	9,409	(7)	—	$76.13	02/11/2024	—		—	—		—
	—	—		—	—	—	4,213	(9)	$287,200
	—	—		—	—	—	15,893	(11)	$1,083,426	—		—
	—	—		—	—	—	4,299	(10)	$293,063	—		—
	—	—		—	—	—	3,194	(12)	$217,735	—		—
	—	—		—	—	—	6,653	(15)	$453,535	—		—
	—	—		—	—	—	7,327	(16)	$499,482	—		—
	—	—		—	—	—	—		—	18,916	(17)	$1,289,504

(1)	Represents outstanding grants of restricted stock, restricted stock units, career shares or earned but unvested performance share units.

(2)	Value based on the closing price of $68.17 on December 31, 2014.

(3)	Represents outstanding grants of performance share units, measured at target levels, except as otherwise provided herein.

(4)	The remaining unvested options vested on February 16, 2015.

(5)	50% of the remaining unvested options vested on February 15, 2015 and the remaining will vest on February 15, 2016.

(6)	33% of the remaining unvested options vested on February 13, 2015, and 33% of the remaining unvested options are scheduled to vest on each of February 13, 2016 and 2017.

(7)	25% of the unvested options vested on February 11, 2015, and 25% of the remaining unvested options are scheduled to vest on each of February 11, 2016, 2017 and 2018.

(8)	25% of the unvested options are scheduled to vest on each of May 1, 2015, 2016, 2017 and 2018.

(9)	Restricted stock units scheduled to vest on February 15, 2015.

(10)	Restricted stock units scheduled to vest on February 13, 2016.

(11)	Restricted stock units scheduled to vest on February 16, 2016.

(12)	Restricted stock units scheduled to vest on February 11, 2017.

(13)	Restricted stock units scheduled to vest on February 13, 2018.

(14)	Restricted stock units scheduled to vest on May 1, 2017.

(15)	Career Shares scheduled to vest on February 11, 2018.

(16)	These performance share units represent 50% of the actual shares achieved during the 2013 performance period. 50% of the shares vested on December 31, 2014 and the remaining 50% are scheduled to vest on December 31, 2015.

(17)	Performance shares, reported at the outstanding level, scheduled to vest in February 2017 if the committee certifies that the performance targets are achieved as of December 31, 2016.

(18)	Performance shares, reported at the target level, scheduled to vest on July 1, 2016 if the committee certifies that the performance targets are achieved as of December 31, 2015. These performance shares were granted to Mr. Chandrashekar in February 2013, prior to his appointment as an executive officer. The performance goal under this award is selling and administrative expenses as a percentage of gross profit, measured during 2015.

Option Exercises and Stock Vested in 2014

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jeffrey A. Joerres Executive Chairman and Former CEO	53,490	1,942,666	106,080	7,515,353
Jonas Prising CEO	—	—	19,021	1,341,432
Michael J. Van Handel CFO	64,103	1,987,334	37,886	2,684,077
Darryl Green President & COO	—	—	21,845	1,558,654
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	—	—	6,169	454,114
Mara E. Swan EVP, Global Strategy and Talent	—	—	14,501	1,022,363

(1)	Includes vesting of RSUs and PSUs as follows:

Name	Number of RSUs	Number of PSUs
Jeffrey A. Joerres	21,965	84,115
Jonas Prising	3,138	15,883
Michael J. Van Handel	7,845	30,041
Darryl Green	5,962	15,883
Ram Chandrashekar	3,505	2,664
Mara E. Swan	2,353	12,148

Pension Benefits in 2014

Name & Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Jeffrey A. Joerres Executive Chairman and Former CEO	U.S. Pension Plans	7	113,974	—

Jonas Prising CEO	N/A	—	—	—

Michael J. Van Handel CFO	U.S. Pension Plans	11	124,865	—

Darryl Green President & COO	N/A	—	—	—

Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	N/A	—	—	—

Mara Swan EVP, Global Strategy and Talent	N/A	—	—	—

(1)	For Mr. Joerres and Mr. Van Handel, present value has been calculated as of December 31, 2014 assuming a 4.00% discount rate and retirement occurring at age 65, as well as applying the RP-2014 Mortality Table with the MP-2014 Projection Scale, as required for plan financial reporting purposes.

U.S. pension plans.    ManpowerGroup maintains both a qualified, noncontributory defined benefit pension plan for U.S. employees, as well as a nonqualified, noncontributory, defined benefit deferred compensation plan for management and other highly compensated employees in the U.S. who are ineligible to participate in the qualified plan. Together, both plans are referred to collectively as the “U.S. pension plans.” The U.S. pension plans were frozen as of February 29, 2000 and all benefits under the U.S. pension plans became fully vested. Mr. Joerres and Mr. Van Handel are each entitled to pension benefits under the U.S. pension plans.

Under the U.S. pension plans, a pension is payable upon retirement at age 65 (with five years of service), or earlier upon termination if the participant has reached age 55 and has had 20 years of service with ManpowerGroup. The pension benefit is based on years of credited service as of February 29, 2000 and the lesser of (i) the average annual compensation received during the last five consecutive calendar years as of February 29, 2000, for employees who had not retired as of February 29, 2000 or (ii) $261,664. Compensation covered by the U.S. pension plans is base salary. Currently, only Mr. Joerres and Mr. Van Handel are eligible for early retirement under the U.S. pension plans. The early retirement benefit under the U.S. pension plans is the normal retirement benefit, reduced by 5/12 of 1% for each month that the participant retired prior to his or her normal retirement age.

Nonqualified Deferred Compensation in 2014

Name & Principal Position	Plan	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2014 ($)(2)
Jeffrey A. Joerres	NQSP	50,000	37,000	438,913	0	5,648,501
Executive Chairman and Former CEO	PBDC	0	0	49,102	0	1,267,807
Jonas Prising	NQSP	50,000	25,000	83,383	0	1,657,386
CEO
Michael J. Van Handel	NQSP	50,000	31,000	244,991	0	2,510,424
CFO	PBDC	0	0	25,734	0	664,454
Darryl Green	NQSP	0	0	308	0	5,656
President & COO
Ram Chandrashekar	NQSP	0	0	0	0	0
EVP, Operational Excellence & IT and President, Asia Pacific Middle East
Mara Swan	NQSP	50,000	30,105	77,769	0	836,670
EVP, Global Strategy and Talent

(1)	These amounts reflect contributions made by the executive officers from their 2014 salary, which amounts were also included in the salary column for each executive officer in the Summary Compensation Table. Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following contributions are attributable to a portion of the 2013 annual incentive, which was disclosed in the 2013 Summary Compensation Table: Mr. Joerres — $36,154; Mr. Prising — $42,938; Mr. Van Handel — $42,938 and Ms. Swan — $35,459.

(2)	Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2014 or prior to 2014: Mr. Joerres — $2,842,754; Mr. Prising — $1,017,995; Mr. Van Handel — $1,242,988; Mr. Green — $4,250; and Ms. Swan — $147,191 . The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings (and losses) on the contributions, any salary or bonus deferrals by the executive prior to becoming an NEO, and any company contributions prior to the executive becoming an NEO. Of the amounts disclosed in this column for the Performance-Based Deferred Compensation Plan, the following amounts were previously reported in the Summary Compensation Table in either 2004 or 2005: Mr. Joerres — $873,190; and Mr. Van Handel — $457,638. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Performance-Based Deferred Compensation Plan reflect earnings on the contributions.

Nonqualified Deferred Compensation in 2014

Nonqualified Savings Plan.    Pursuant to the Nonqualified Savings Plan, certain executives, including the NEOs, may defer a portion of their salary and incentive awards. Salary deferral elections must be made by the executive officers before December 31 of the year prior to the year in which it will be earned. Incentive deferral elections are made by the executive officers in June of each year for the incentive they will earn during such year. The executive officers are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan. Pursuant to the plan, the executive officers, as well as all other plan participants, may receive a matching amount of 50% of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. In addition, pursuant to the plan, ManpowerGroup may make a discretionary profit sharing contribution to participants in the plan. During 2014, ManpowerGroup made a profit sharing contribution equal to 1% of base salary for each NEO who participated in the plan in 2013 (based on 2013 salary). ManpowerGroup’s contributions to a participant’s account under the plan (both matching contributions and profit sharing contributions) are not fully vested until a participant has at least five years of credited service with ManpowerGroup. All of the executive officers who participate in the plan were fully vested in their matching contributions and profit sharing contributions as of December 31, 2014.

The investment alternatives available to the executive officers under the Nonqualified Savings Plan are selected by ManpowerGroup and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2014.

Name of Fund	Annual Return
Fidelity Contrafund	9.56%
Fidelity Spartan U.S. Equity Index	13.65%
T. Rowe Price Institutional Large Cap Value	13.13%
Fidelity Spartan Extended Market Index	7.71%
TimesSquare Small Cap Growth	(2.78)%
Dodge & Cox International Stock	.08%
Fidelity Freedom 2005 Fund	4.57%
Fidelity Freedom 2010 Fund	4.93%
Fidelity Freedom 2015 Fund	5.25%
Fidelity Freedom 2020 Fund	5.40%
Fidelity Freedom 2025 Fund	5.75%
Fidelity Freedom 2030 Fund	5.86%
Fidelity Freedom 2035 Fund	5.88%
Fidelity Freedom 2040 Fund	5.88%
Fidelity Freedom 2045 Fund	5.90%
Fidelity Freedom 2050 Fund	5.96%
Fidelity Freedom 2055 Fund	5.99%
Fidelity Freedom Income Fund	3.96%
Fidelity Short Term Bond	0.93%
Vanguard Total Bond Market Index Fund	5.90%
Fidelity Retirement Money Market	0.01%

Benefits paid under the Nonqualified Savings Plan will be paid to the executive officers upon their termination of employment, either in a lump sum, in five annual installments or in ten annual installments, as elected by the executive officers in accordance with the plan rules.

Performance-Based Deferred Compensation Plan.    Mr. Joerres and Mr. Van Handel have participated in the Senior Management Performance-Based Deferred Compensation Plan, earning deferred compensation upon the achievement of earnings per share and economic profit goals in 2004 and 2005. Though the plan was frozen in February 2006, the executives will continue to accrue earnings on such amounts in accordance with the plan. Specifically, the plan allows the Committee to determine the rate of return from time to time. Currently, the rate of return is equal to the effective yield on ten-year Treasury notes plus 100 basis points at the beginning of each year. A detailed discussion regarding the vesting conditions that will entitle an executive to benefits under this plan can be found in the narrative accompanying the Post-Termination Benefits and Change of Control Tables below. Participants will receive any vested benefits under this plan upon their termination of employment, payable in cash or shares of ManpowerGroup’s common stock (in ManpowerGroup’s sole discretion), in a lump sum or in such number of annual installments (between five and fifteen) as elected by the participant in accordance with the plan rules. Upon a change of control, the participants receive a distribution of such benefits in a lump sum.

Termination of Employment and Change of Control Arrangements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. Each agreement generally has a three-year term, and such term is automatically extended for two years to the extent there is a change of control of ManpowerGroup within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, the NEOs participate in a number of equity grants and benefit plans that contain vesting provisions that are triggered upon a change of control of ManpowerGroup and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for cause or upon a voluntary termination of employment for good reason. Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. The tables following the descriptions of these arrangements illustrate the amount of enhanced benefits the NEOs would receive under all such arrangements if ManpowerGroup terminated their employment on December 31, 2014 for the reasons specified within the tables. The tables do not illustrate the value of any vested benefits payable to the NEOs upon a termination of employment (i.e., vested equity awards, or vested balances accrued under the Nonqualified Savings Plan or Performance-Based Deferred Compensation Plan), nor do they illustrate the value of any enhanced benefits upon retirement of an NEO who was not eligible for retirement treatment as of December 31, 2014 with respect to any of their unvested benefits. As of December 31, 2014, only the Executive Chairman and CFO were eligible for retirement treatment under certain of their outstanding awards. The tables below assume that in a “change of control,” the acquiring or surviving company would have assumed all unvested equity awards.

Severance agreements.    Under the severance agreements, upon the involuntary termination of the NEO’s employment (other than for cause, as described below) or upon the voluntary termination of employment by the NEO for good reason (as described below), the NEO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO and Executive Chairman is capped at 2-1/2 times their base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. There is no cap applicable to the other NEOs. In the event an NEO’s termination occurs in the two-year period following a change of control of ManpowerGroup or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the Executive Chairman, CEO and CFO is equal to three times the sum of their base salary and annual incentive, while the severance payment to the other NEOs is equal to two times the sum of their salary and annual incentive. The caps described above do not apply in the event of a change of control. All severance payments under the NEOs’ agreements will generally be paid in a lump sum on the 30th day following the date of termination. The determination of the amount of the annual incentive used to calculate the severance payment will vary depending on the circumstances surrounding the termination and is further detailed in the footnotes accompanying the illustrative tables below.

Cause is defined in the severance agreements, and generally includes: performance failures; failure to follow instructions; fraudulent acts; violation of ManpowerGroup policies; acts of moral turpitude which are likely to result in loss of business, reputation or goodwill to ManpowerGroup; chronic absences from work which are non-health related; crimes related to the NEO’s duties; or willful harmful conduct to ManpowerGroup. Good reason is also defined in each severance agreement. A termination for good reason in the severance agreements for the NEOs (other than Mr. Chandrashekar) is triggered by (i) any material breach by the Company or one of its affiliates of a material obligation to pay or provide benefits or compensation to the executive, (ii) a material diminution in base salary, (iii) a material diminution in the executive’s authority, duties or responsibility, coupled with a material reduction in the executive’s target bonus opportunity, (iv) a material diminution in the executive’s authority, duties or responsibility that is not coupled with a material reduction in the executive’s target bonus opportunity, but that occurs within 2 years after a change of control; or (v) a material reduction in the executive’s target bonus opportunity that is not coupled with a material diminution in the executive’s authority, duties or responsibilities, but that occurs within 2 years after a change of control. In addition, under the severance agreements with the Executive Chairman, the CFO and Ms. Swan, good reason is triggered by a relocation to a new principal office that is in excess of 50 miles from the NEO’s prior principal office. A termination for good reason under Mr. Chandrashekar’s agreement is triggered by (a) a material breach by the Company of a material obligations to pay or provide him benefits or compensation; (b) a material diminution in his authority, duties, or responsibility; (c) a material diminution in his base salary or the failure to provide him with an opportunity to earn an incentive bonus; or (d) a material reduction in his annual target bonus opportunity within two years following a change in control.

Under the severance agreements, the NEOs are bound by non-competition agreements in favor of ManpowerGroup for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason. The non-competition agreements with the Executive Chairman and CFO do not provide for this exception, such that they are bound for the one-year period following the termination of their employment for any reason.

Under the severance agreements, upon the NEO’s (i) involuntary termination (other than for cause), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of the NEO, the NEOs are entitled to receive a prorated incentive for the year in which termination occurs. In addition, for all NEOs covered by U.S. health insurance, ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for a 12-month period following an involuntary termination of their employment (other than for cause) or a voluntary termination of their employment for good reason. Furthermore, if such a termination occurs within the two-year period following a change of control or during a protected period, then ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for an 18-month period. Finally, under the severance agreements, following an involuntary termination of the NEO’s employment (other than for cause) or a voluntary termination of the NEO’s employment for good reason, ManpowerGroup will pay for outplacement services for up to one year following the NEO’s termination. This benefit is not included in the agreements with the CEO, CFO and Executive Chairman.

Effective as of May 1, 2014, the Company entered into a new severance agreement with Mr. Prising in connection with his promotion to the role of CEO. This severance agreement replaces his previous severance agreement dated as of February 12, 2012. The new severance agreement contains terms substantially similar to the severance agreement that the Company entered into with Mr. Joerres in February 2014. The new severance agreement expires on the first to occur of (1) the date two years after the occurrence of a change of control of the Company or (2) May 1, 2017 if no such change of control occurs before May 1, 2017.

In February 2015, ManpowerGroup entered into a new severance agreement with Ms. Swan, replacing her prior severance agreement that was scheduled to expire in May 2015. Her new severance agreement will expire in February 2018. Her new severance agreement is substantially similar to the one it replaced, except that the good reason definition was modified to be substantially similar to the good reason definition contained in other NEO’s severance agreements.

Stock options.    As of December 31, 2014, each of the NEOs held unvested stock options granted under the 2003 Equity Incentive Plan and under the 2011 Equity Incentive Plan. Under the terms of the stock option agreements that ManpowerGroup entered into with each of the NEOs, unvested options immediately vest upon the NEO’s death or disability. Furthermore, upon a change of control where the options are converted on a tax free basis or where ManpowerGroup’s shares remain publicly traded, the options only accelerate vesting in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following a change of control. Alternatively, upon a change of control of ManpowerGroup where ManpowerGroup’s shares do not remain publicly traded or where a publicly traded acquirer does not convert the options into options over the acquirer’s shares on a tax free basis, such options immediately vest upon the change of control. For purposes of these stock option agreements, the definitions of cause and good reason are generally the same as those used in the NEO’s severance agreements. Under the terms of the stock option agreements entered into with each of the NEOs in

2012 and later, unvested options also immediately vest upon the NEO’s “retirement.” Here, retirement means the termination of the NEO’s employment on or after age 55 and the NEO has completed 10 years of service with ManpowerGroup.

As previously disclosed, effective May 1, 2014, the company amended Mr. Joerres’s 2012 and 2013 outstanding stock options grants to provide that in the event of his retirement (age 55 with 10 years of completed service), his involuntary termination of employment (other than for cause), or his voluntary termination of employment for good reason before reaching age 55, any unvested stock options under such awards would become fully vested. Cause and good reason are defined as described above under Mr. Joerres’s severance agreement, although the parties agreed that Mr. Joerres’s change in role from CEO to Executive Chairman was not an event which triggered good reason.

Restricted stock units and career shares.    As of December 31, 2014, the NEOs held unvested restricted stock units or career shares (restricted stock or restricted stock units that vest completely on a single date several years into the future, for example, four, five or six years) granted under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan. A NEO will become fully vested in his or her restricted stock units or career shares upon a termination of employment due to death or disability. For any career shares granted in 2011 and all restricted stock units held by the NEOs, a NEO will become fully vested in his or her restricted stock units or career shares upon a termination of employment due to the NEO’s retirement. For these awards, “retirement” generally means the termination of the NEO’s employment on or after age 55 if the NEO has completed 10 years of service with ManpowerGroup. Mr. Prising’s career share grant in 2013, Ms. Swan’s career share grant in 2014, and Mr. Chandrashekar’s career share grant in 2014 do not vest upon retirement. For the restricted stock units granted to Mr. Joerres in 2014, in the event of his involuntary termination of employment (other than for cause) or a voluntary employment termination for good reason prior to his reaching age 55, he would become fully vested in any unvested restricted stock units subject to such award. Upon a change of control, the restricted stock units or career shares shall vest according to the same terms as described above for stock options.

For career shares granted in 2011, in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination for good reason, the NEO will become vested in a pro-rata number of shares based upon the number of days that have elapsed during the vesting period prior to such a termination of employment. Cause and good reason generally have the same meaning as in the NEO’s severance agreements. Career shares granted in 2013 and 2014 are forfeited upon the NEO’s involuntary termination of employment or a voluntary termination for good reason.

Effective May 1, 2014, the company amended Mr. Joerres’s 2012 and 2013 restricted stock unit grants to provide that in the event of his retirement (age 55 with 10 years of completed service), his involuntary termination of employment (other than for cause) or a voluntary termination of his employment for good reason before he reaches age 55, or his retirement, any unvested restricted stock units under such awards shall become fully vested. Cause and good reason are defined as described above under Mr. Joerres’s severance agreement.

Performance share units.    As of December 31, 2014, all NEOs held outstanding performance share units granted under the 2011 Equity Incentive Plan. Generally, under these awards, upon a NEO’s termination of employment due to retirement, (here, employment termination after age 55 with 10 years of completed service), the NEO is entitled to receive a pro rata number of shares based on the actual results at the end of the applicable performance period, prorated based on the time elapsed after the agreement date and during the applicable service periods. For the 2014 awards of performance share units to Mr. Joerres and Mr. Van Handel, upon their retirement (here, employment termination after age 55 with 10 years of completed service), an involuntary termination of their employment (other than for cause) or a voluntary termination of employment for good reason, they are entitled to receive the full number of shares payable under the award at the end of the performance period, based on actual results at the end of the performance period. Effective May 1, 2014, the outstanding grants of performance shares held by the Executive Chairman and CFO from 2012 and 2013 were amended to provide for vesting in any of the events mentioned in the prior sentence where any earned performance share units under such awards (where the number earned is based on actual performance results) which were unvested would become fully vested. For each NEO other than the Executive Chairman and CFO, the shares are forfeited upon an involuntary termination of employment or a voluntary employment termination for good reason prior to the end of the performance period. Cause and good reason under the Executive Chairman’s and CFO’s performance share unit agreements generally has the same meaning as in their severance agreements.

Generally, upon the death or disability of an NEO during the performance period, the NEO is entitled to receive the target amount of shares. Upon the death or disability of an NEO after the performance period but before the performance share units have vested, the NEO is entitled to receive the number of shares earned based on the actual results at the end of the performance period.

In the event of a change of control of ManpowerGroup, if the NEO’s employment were terminated prior to the end of the vesting period for such awards (either by Manpower Group other than for cause or by the NEO for good reason), the NEO generally would be entitled to accelerated vesting of any unpaid performance share units, where the total number of shares payable under the award will be based on either the actual performance at the end of the applicable performance period, or, if the change of control were to occur prior to the end of the applicable performance period, based on an amount determined by the committee.

Under Mr. Chandrashekar’s special performance share unit agreement awarded to him in 2013, which does not vest until July 2016, he will not be entitled to accelerated vesting, in any event, of his unvested performance share units.

Performance-Based Deferred Compensation Plan.    The benefits payable to Mr. Joerres and Mr. Van Handel under the Senior Management Performance-Based Deferred Compensation Plan that was frozen in February 2006 vest upon a change of control, upon an NEO’s “retirement” or early retirement, as determined by the Committee, or upon an NEO’s termination of employment due to death or disability. For purposes of this plan, “retirement” means an NEO has reached age 62 or has reached age 50 and has completed 15 years of service with ManpowerGroup. Mr. Joerres and Mr. Van Handel are eligible to receive this benefit by virtue of having reached age 50 and completed 15 years of service by the end of 2014.

Nonqualified Savings Plan.    The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means an NEO terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with ManpowerGroup or (iii) has reached age 55, and ManpowerGroup determines that the retirement is bona fide and that the NEO will not perform services for any competitor of ManpowerGroup. All of the NEOs that participate in this plan are already fully vested in their benefits under this plan and therefore, would not receive any enhanced benefit upon their death, disability or retirement.

Post-Termination and Change of Control Benefits

Jeffrey A. Joerres, Executive Chairman (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)			For Cause($)	Voluntary($)
				Double Trigger (COC + Termination) (2) ($)	Retirement ($)
Severance Payment(3)	—	—	2,500,000	7,899,999	—	—	—
Prorated Incentive(4)	1,433,333	1,433,333	2,092,667	1,433,333		—	—
Options(5)	1,980,349	1,980,349	—	1,980,349	1,962,095	—	—
Performance Share Units(6)	13,210,558	13,210,558	17,508,745	13,210,558	17,508,745	—	—
Restricted Stock/ Restricted Stock Units/Career Shares(7)	5,549,788	5,549,788	—	5,549,788	5,549,788	—	—
Health Benefits	—	—	18,108	27,391	—	—	—
Performance-Based Deferred Compensation	1,267,807	1,267,807	—	1,267,807	1,267,807	—	—
Pension Benefits	—	—	—	—	99,851

Totals	23,441,835	23,441,835	22,119,520	31,369,225	26,388,286	—	—

(1)	On February 20, 2014, ManpowerGroup entered into a severance agreement with Mr. Joerres that replaced his previous agreement, which expired on February 16, 2014. The new agreement expires February 20, 2017.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Joerres’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $1,200,000) and his target bonus for the year of the termination (here, $1,433,333). However, the agreement caps his severance payment at $2,500,000—two and one-half (2.5) times his base salary in effect at the time of termination (here, $1,000,000). In a double-trigger scenario, his severance payment equals three times the sum of his annual base salary at the highest rate in effect during the term of the agreement and his target bonus for the year of the termination.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to Mr. Joerres under his severance agreement is based on the actual incentive earned for 2014 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2014, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2014 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2014 ($68.17) and the exercise price of each unvested stock option held by Mr. Joerres on such date.

(6)

The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2012, 2013 and 2014 grants) using the closing stock price on December 31, 2014 ($68.17). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and assuming the Committee will determine the amount of shares earned relating to 2014 awards will equal the target award. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and the target award for 2014. In the case of retirement, involuntary termination, or voluntary termination for good reason, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and assuming actual performance for the 2014 awards at the maximum level. Although 50 percent of the performance share units for each of the 2012 and 2013 performance share grants vested on December 31, 2014, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2014, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock and restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2014 ($68.17).

Post-Termination and Change of Control Benefits

Jonas Prising, CEO, ManpowerGroup (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination) (2) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	2,362,500	7,087,500	—	—
Prorated Incentive(4)	1,262,500	1,262,500	1,847,137	1,262,500	—	—
Options(5)	490,488	490,488	—	490,488	—	—
Performance Share Units(6)	4,628,893	4,628,893	—	4,628,893	—	—
Restricted Stock/ Restricted Stock Units/Career Shares(7)	4,799,577	4,799,577	838,973	4,799,577	—	—
Health Benefits	—	—	16,260	24,596	—	—

Totals	11,181,458	11,181,458	5,064,870	18,293,554	—	—

(1)	Effective May 1, 2014, Manpower entered into a severance agreement with Mr. Prising that replaced his previous agreement, which would have expired on May 11, 2015. The new agreement expires May 1, 2017.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Prising’s severance agreement is equal to his annual base salary at the highest rate in effect during the terms of the agreement (here, $1,100,000) and his target bonus for the year of the termination (here, $1,262,500). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to Mr. Prising under his severance agreement is based on the actual incentive earned for 2014 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2014, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2014 compensation for Mr. Prising in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2014 ($68.17) and the exercise price of each unvested stock option held by Mr. Prising on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2012, 2013 and 2014 grants) using the closing stock price on December 31, 2014 ($68.17). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013and assuming the Committee will determine the amount of shares earned relating to 2014 awards will equal the target award. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and the target award for 2014. Although 50 percent of the performance share units for each of the 2012 and 2013 performance share grants vested on December 31, 2014, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2014, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock and restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2014 ($68.17).

Post-Termination and Change of Control Benefits

Michael J. Van Handel, CFO (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination) (2)($)		For Cause($)	Voluntary($)
					Retirement ($)
Severance Payment(3)	—	—	1,320,000	3,960,000	—	—	—
Prorated Incentive(4)	660,000	660,000	963,600	660,000	—	—	—
Options(5)	938,633	938,633	—	938,633	932,114	—	—
Performance Share Units(6)	4,579,925	4,579,925	5,976,865	4,579,925	5,976,865	—	—
Restricted Stock/ Restricted Stock Units/Career Shares(7)	1,935,483	1,935,483	—	1,935,483	1,935,483	—	—
Health Benefits	—	—	18,108	27,391	—	—	—
Performance-Based Deferred Compensation	664,454	664,454	—	664,454	664,454	—	—
Pension Benefits	—	—	—	—	116,804

Totals	8,778,495	8,778,495	8,278,573	12,765,886	9,625,719	—	—

(1)	On February 20, 2014, ManpowerGroup entered into a severance agreement with Mr. Van Handel that replaced his previous agreement, which expired on February 16, 2014. The new agreement expires February 20, 2017.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Van Handel’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $660,000) and his target incentive (here, $660,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to Mr. Van Handel under his severance agreement is based on the actual incentive earned for 2014 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2014, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2014 compensation for Mr. Van Handel in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2014 ($68.17) and the exercise price of each unvested stock option held by Mr. Van Handel on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2012, 2013 and 2014 grants) using the closing stock price on December 31, 2014 ($68.17). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and assuming the Committee will determine the amount of shares earned relating to 2014 awards will equal the target award. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and the target award for 2014. In the case of retirement, involuntary termination, or voluntary termination for good reason, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and assuming actual performance for the 2014 awards at the maximum level. Although 50 percent of the performance share units for each of the 2012 and 2013 performance share grants vested on December 31, 2014, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2014, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2014 ($68.17).

Post-Termination and Change of Control Benefits

Darryl Green, President and COO, ManpowerGroup (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination) (2) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	1,495,833	2,991,666	—	—
Prorated Incentive(4)	695,833	695,833	930,995	695,833	—	—
Options(5)	492,835	492,835	—	492,835	—	—
Performance Share Units(6)	3,587,869	3,587,869	—	3,587,869	—	—
Restricted Stock/ Restricted Stock Units/Career Shares(7)	1,365,377	1,365,377	—	1,365,377	—	—
Health Benefits	—	—	16,260	24,596	—	—
Outplacement	—	—	25,000	25,000	—	—

Totals	6,141,914	6,141,914	2,468,088	9,183,176	—	—

(1)	The term of Mr. Green’s severance agreement expires on August 1, 2016.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Green’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $800,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $695,833). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2014 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2014, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2014 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2014 ($68.17) and the exercise price of each unvested stock option held by Mr. Green on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2012, 2013 and 2014 grants) using the closing stock price on December 31, 2014 ($68.17). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and assuming the Committee will determine the amount of shares earned relating to 2014 awards will equal the target award. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and the target award for 2014. Although 50 percent of the performance share units for each of the 2012 and 2013 performance share grants vested on December 31, 2014, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2014, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2014 ($68.17).

Post-Termination and Change of Control Benefits

Ram Chandrashekar, EVP, Operational Excellence and IT and President, Asia Pacific Middle East (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination) (2) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	994,061	1,988,123	—	—
Prorated Incentive(4)	426,025	426,025	514,583	426,025	—	—
Options(5)	127,480	127,480	—	127,480	—	—
Performance Share Units(6)	933,793	933,793	—	933,793	—	—
Restricted Stock/ Restricted Stock Units/Career Shares(7)	1,048,318	1,048,318	—	1,048,318	—	—
Outplacement	—	—	25,000	25,000	—	—

Totals	2,535,616	2,535,616	1,533,644	4,548,736	—	—

(1)	The term of Mr. Chandrashekar’s severance agreement expires on November 15, 2015.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Mr. Chandrashekar’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $568,035) and his prorated target annual incentive for the fiscal year in which the termination occurs (here, $426,025). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)	In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2014 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2014, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2014 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2014 ($68.17) and the exercise price of each unvested stock option held by Mr. Chandrashekar on such date.

(6)	The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2012, 2013 and 2014 grants) using the closing stock price on December 31, 2014 ($68.17). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2013 and assuming the Committee will determine the amount of shares earned relating to 2014 awards will equal the target award. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2013 and the target award for 2014. Although 50 percent of the performance share units granted on February 13, 2013 vested on December 31, 2014, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2014, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment. In 2013, Mr. Chandrashekar received a special PSU grant, but he will not become vested in any amount of the performance share units under that grant for a termination of employment for any reason prior to July 2, 2016.

(7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2014 ($68.17).

Post-Termination and Change of Control Benefits

Mara Swan, EVP, Global Strategy and Talent (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC + Termination) (2) ($)	For Cause($)	Voluntary($)
Severance Payment(3)	—	—	980,000	1,960,000	—	—
Prorated Incentive(4)	420,000	420,000	601,104	420,000	—	—
Options(5)	376,402	376,402	—	376,402	—	—
Performance Share Units(6)	1,986,017	1,986,017	—	1,986,017	—	—
Restricted Stock/ Restricted Stock Units/Career Shares(7)	2,334,959	2,334,959	838,973	2,334,959	—	—
Health Benefits	—	—	18,108	27,391	—	—
Outplacement	—	—	25,000	25,000	—	—

Totals	5,117,377	5,117,377	2,463,185	7,129,768	—	—

(1)	On February 10, 2015, ManpowerGroup entered into a severance agreement with Ms. Swan that replaced her previous agreement, which was scheduled to expire on May 2, 2015. The term of Ms. Swan’s severance agreement expires on February 10, 2018.

(2)	The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)	The amount of the severance payment under Ms. Swan’s severance agreement is equal to her annual base salary at the highest rate in effect during the term of the agreement (here, $560,000) and her prorated target annual incentive for the fiscal year in which the termination occurs (here, $420,000). In a double-trigger scenario, the amount of her severance payment is multiplied by two.

(4)	In the case of her involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to her under her severance agreement is based on the actual incentive earned for 2014 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2014, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2014 compensation for her in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)	The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2014 ($68.17) and the exercise price of each unvested stock option held by Ms. Swan on such date.

(6)

The value of performance share units is illustrated here by measuring the value of the number of shares payable under outstanding awards (2012, 2013 and 2014 grants) using the closing stock price on December 31, 2014 ($68.17). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and assuming the Committee will determine the amount of shares earned relating to 2014 awards will equal the target award. In the case of a death or disability, the payout is shown based on the number of shares earned based on actual performance in 2012 and 2013 and the target award for 2014. Although 50 percent of the performance share units for each of the 2012 and 2013 performance share grants vested on December 31, 2014, the values shown in the table above were calculated to illustrate the value of vesting in the event of an applicable termination occurring on December 31, 2014, immediately before vesting, and includes the performance shares that vested on that date so as not to understate the potential value of an acceleration upon the applicable termination of employment.

7)	The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2014 ($68.17).

Director Compensation for 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Total ($)
Marc J. Bolland	85,000	115,284	200,284
Gina R. Boswell	100,000	110,000	210,000
Cari M. Dominguez	85,000	116,718	201,718
William Downe	0	205,493	205,493
Jack M. Greenberg(1)	63,288	81,359	144,647
Patricia Hemingway Hall	85,000	116,718	201,718
Terry A. Hueneke(2)	24,519	35,203	59,722
Roberto Mendoza	85,000	124,569	209,569
Ulice Payne, Jr.	96,035	112,944	208,979
Paul Read(3) .	3,726	4,897	8,623
Elizabeth P. Sartain.	85,000	112,491	197,491
John R. Walter	1,465	209,041	210,506
Edward J. Zore	110,000	112,642	222,642

(1)	Mr. Greenberg retired from the Board of Directors on September 28, 2014.

(2)	Mr. Hueneke retired from the Board of Directors on April 14, 2014.

(3)	Mr. Read was elected to the Board of Directors on December 15, 2014.

(4)	Reflects deferred stock and restricted stock granted under our 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The amount reflected in the table was made up of:

For Mr. Bolland, $110,000 attributable to the annual grant of restricted stock (1,281 shares) and $5,284 attributable to deferred stock issued in lieu of dividends (70 shares) in 2014.

For Ms. Boswell, $110,000 attributable to the annual grant of restricted stock (1,281 shares) in 2014.

For Ms. Dominguez, $110,000 attributable to the annual grant of deferred stock (1,281 shares) and $6,718 attributable to deferred stock issued in lieu of dividends (89 shares) in 2014.

For Mr. Downe, $110,000 attributable to the annual grant of restricted stock (1,281 shares), $85,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,126 shares) and $10,493 attributable to deferred stock issued in lieu of dividends (139 shares) in 2014.

For Mr. Greenberg, $81,359 attributable to the prorated annual grant of restricted stock (948 shares) in 2014.

For Ms. Hemingway Hall, $110,000 attributable to the annual grant of deferred stock (1,281 shares) and $6,718 attributable to deferred stock issued in lieu of dividends (89 shares) in 2014.

For Mr. Hueneke, $35,203 attributable to the prorated annual grant of restricted stock (410 shares), in 2014.

For Mr. Mendoza, $110,000 attributable to the annual grant of deferred stock (1,281 shares), and $14,569 attributable to deferred stock issued in lieu of dividends (193 shares) in 2014.

For Mr. Payne, $110,000 attributable to the annual grant of restricted stock (1,281 shares) and $2,944 attributable to deferred stock issued in lieu of dividends (39 shares) in 2014.

For Mr. Read, $4,822 attributable to the prorated annual grant of deferred stock (75 shares) and $75 attributable to deferred stock issued in lieu of dividends (1 share) in 2014.

For Ms. Sartain, $110,000 attributable to the annual grant of restricted stock (1,281 shares) and $2,491 attributable to deferred stock issued in lieu of dividends (33 shares) in 2014.

For Mr. Walter, $110,000 attributable to the annual grant of deferred stock (1,281 shares), $85,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,126 shares) and $14,041 attributable to deferred stock issued in lieu of dividends (186 shares) in 2014.

For Mr. Zore, $110,000 attributable to the annual grant of restricted stock (1,281 shares) and $2,642 attributable to deferred stock issued in lieu of dividends (35 shares) in 2014.

As of December 31, 2014, the aggregate number of shares of deferred stock held by the non-employee directors was as follows: Mr. Bolland — 5,398; Ms. Boswell — 0; Ms. Dominguez — 6,830; Mr. Downe — 11,873; Mr. Greenberg — 0; Ms. Hemingway Hall — 7,926; Mr. Hueneke — 0; Mr. Mendoza —14,847; Mr. Read — 75; Mr. Payne — 3,041; Ms. Sartain — 2,849; Mr. Walter — 15,462; and Mr. Zore — 2,713. All such shares of deferred stock were fully vested as of December 31, 2014. All shares of restricted stock granted to the non-employee directors in 2014 were fully vested as of December 31, 2014.

For 2014, the board of directors approved the compensation arrangement for non-employee directors described below. Non-employee directors were paid a cash retainer equal to $85,000 per year. The fee structure for committee chairs and the lead director was as follows:

$12,500	Annual retainer for services as chair of the Nominating and Governance Committee
$15,000	Annual retainer for services as chair of the Audit or Executive Compensation and Human Resources Committee
$20,000	Annual retainer for service as lead director of the corporation
$25,000	Annual retainer in the case where the lead director also serves as chair of one of the committees

Except as described below, non-employee directors may elect to receive deferred stock under the 2011 Equity Incentive Plan in lieu of their annual cash retainer. Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period for which the annual cash retainer is payable. An election period begins on January 1 of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the date a director ceases to be a director or December 31, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of ManpowerGroup common stock on the last trading day of each full or partial calendar quarter covered by the election period. For the election period that ended on December 31, 2014, Mr. Downe and Mr. Walter elected to accept deferred stock in lieu of 100% of the annual cash retainer to which they were otherwise entitled.

Shares of common stock represented by deferred stock granted to a director prior to January 1, 2007 will be distributed to the director within 30 days after the date the director ceases to be a member of the board of directors. Shares of common stock represented by deferred stock granted to a director on or after January 1, 2007 will be distributed to the director on the earliest of the third anniversary of the date of grant or within 30 days after the date the director ceases to be a member of the board of directors. However, the director will have the right to extend the deferral period for these grants by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period.

In addition to the cash compensation (or elective deferred stock), each non-employee director received an annual grant of deferred stock. The grant was effective on the first day of 2014, and the number of shares granted equaled $110,000 divided by the closing sale price of a share of ManpowerGroup’s common stock on the last business day of the preceding year, or 1,281 shares of deferred stock for 2014. Such deferred stock vests in equal quarterly installments on the last day of each calendar quarter during the year. Shares of common stock represented by vested deferred stock held by a director will be distributed to the director on the earliest of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the board of directors. The director will have the right to extend the deferral period as described above. A new non-employee director will receive a grant of deferred stock effective the date the director is appointed to the board, and the grant will be prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year.

Instead of receiving the annual grant of deferred stock, non-employee directors have the right to elect to receive the same number of shares of restricted stock. Like the deferred stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year or within 10 days of appointment to the board of directors.

The board of directors has approved an amendment to the compensation program for non-employee directors effective as of January 1, 2015 to be more comparable to compensation packages offered to non-employee directors of peer-group companies. The annual equity grant has been increased from $110,000 per year to $135,000 per year. The annual cash board retainer has been increased from $85,000 per year to $90,000 per year. The board also approved increases to the fee structure for committee chairs and the lead director as follows:

$15,000	Annual retainer for services as chair of the Nominating and Governance Committee ($12,500 in 2014)
$20,000	Annual retainer for services as chair of the Audit or Executive Compensation and Human Resources Committee ($15,000 in 2014)
$25,000	Annual retainer for service as lead director of the corporation ($20,000 in 2014)
$30,000	Annual retainer in the case where the lead director also serves as chair of one of the committees ($25,000 in 2014)

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the committee recommended and the board of directors approved stock ownership guidelines for the non-employee directors effective on January 1, 2006. In 2014, the committee recommended and the board of directors approved an amendment to reset the guidelines as of January 1, 2015. Non-employee directors are expected to own shares or hold vested deferred stock or vested restricted stock equal in value to five times the annual cash retainer ($90,000 at January 1, 2015, for a total guideline of $450,000) by January 1, 2018 for directors in office as of January 1, 2015, and by the third anniversary of the date of appointment for directors appointed after January 1, 2015. The committee takes into account vested deferred and restricted stock in determining targeted ownership levels. The committee will not take into account unexercised options. The following table details each non-employee director’s stock ownership relative to the new stock ownership guidelines in effect as of January 1, 2015.

Director	Target Number of shares(1) (#)	Number of shares held(2) (#)		Value of shares(3)	Target Date to Satisfy Guidelines
Gina R. Boswell	6,601	9,053	(4)	$708,578	Guidelines Satisfied
Cari M. Dominguez	6,601	14,095	(5)	$1,103,216	Guidelines Satisfied
William Downe	6,601	23,293	(6)	$1,823,143	Guidelines Satisfied
Patricia Hemingway Hall	6,601	6,919	(7)	$541,550	Guidelines Satisfied
Roberto Mendoza	6,601	15,040	(8)	$1,177,181	Guidelines Satisfied
Ulice Payne, Jr.	6,601	14,863	(9)	$1,163,327	Guidelines Satisfied
Paul Read	6,601	76	(10)	$5,949	January 1, 2018
Elizabeth P. Sartain	6,601	11,369	(11)	$889,852	Guidelines Satisfied
John R. Walter	6,601	22,960	(12)	$1,797,079	Guidelines Satisfied
Edward J. Zore	6,601	45,191	(13)	$3,537,100	Guidelines Satisfied

(1)	Target shares are based on target value ($450,000) divided by the closing stock price on December 31, 2014 of $68.17.

(2)	Represents the number of shares held as of the record date, February 17, 2015.

(3)	Based on price per share of ManpowerGroup common stock on February 17, 2015 of 78.27.

(4)	Consists of common stock.

(5)	Includes 10,256 shares of common stock and 3,839 vested shares of deferred stock.

(6)	Includes 11,281 shares of common stock and 12,012 vested shares of deferred stock.

(7)	Includes 3,080 shares of common stock and 3,839 vested shares of deferred stock.

(8)	Consists of deferred stock.

(9)	Consists of common stock.

(10)	Consists of deferred stock.

(11)	Includes 8,828 shares of common stock and 2,541 vested shares of deferred stock.

(12)	Includes 7,312 shares of common stock and 15,648 vested shares of deferred stock.

(13)	Includes 43,437 shares of common stock and 1,754 vested shares of deferred stock.

AUDIT COMMITTEE REPORT

We have an audit committee consisting of five directors who are “independent” within the meaning of the listing standards of the New York Stock Exchange. The board of directors has adopted a charter for the audit committee, which is available on our web site at www.manpowergroup.com/about/corporategovernance.cfm. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations in monitoring the company’s compliance with its code of business conduct and ethics as well as its policies and procedures regarding anti-corruption. The committee reviews its charter on an annual basis and updates as necessary.

In 2014, the audit committee met five times. Over the course of these meetings, the audit committee met with our chief financial officer, other senior members of the finance department, senior members of the IT department, the chairperson of our disclosure committee, the head of internal audit, our chief legal officer and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2014, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards,

•	the independent auditors’ material written communications with management,

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans,

•	internal audit results,

•	our risk management framework, including financial and operational risks,

•	certain risk matters including client contract risk, payroll tax credits and subsidies, technology and security risk and risk associated with recent healthcare legislation,

•	the impact of new accounting pronouncements,

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning,

•	litigation matters,

•	our compliance with the Foreign Corrupt Practices Act and our code of business conduct and ethics,

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Policy on Services Provided by Independent Auditors, and

•	a self-evaluation of the committee.

The audit committee met five times in private session with Deloitte & Touche LLP and met five times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting.

In addition to the meetings discussed above, the chair of the audit committee, and any other audit committee member who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2014 prior to the quarterly release of earnings.

In February 2015, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements,

•	our judgmental reserves,

•	the effect of regulatory and accounting initiatives on our financial statements, including the adoption of significant accounting pronouncements,

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors,

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit,

•	other matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 “Communications with Audit Committees.”

•	other matters required to be discussed by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and

•	matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2014 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the chairperson of our disclosure committee, the head of internal audit and management.

The audit committee has reviewed the fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) to us with respect to 2014 and 2013, which consist of the following:

Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2013 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2013 approved by the audit committee were $5,280,000.

The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2014 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2014 approved by the audit committee were $5,330,000.

Audit-Related Fees.    The aggregate fees billed by Deloitte for audit-related services were $73,200 in 2013. These services consisted of auditing billing procedures for one of our foreign subsidiaries’ lines of business, issuing an audit report related to the statement of educational expenses for flex workers for one our subsidiaries, auditing an opening balance sheet due to an acquisition and other miscellaneous services.

The aggregate fees billed by Deloitte for audit-related services were $190,400 in 2014. These services consisted of performing due diligences procedures, auditing billing procedures for one of our foreign subsidiaries’ lines of business, consulting on local reporting standards, issuing an audit report related to the statement of educational expenses for flex workers for one our subsidiaries, auditing a benefit program as well as providing consents and other miscellaneous services.

Tax Fees.    The aggregate fees billed by Deloitte for tax services were $313,350 in 2013. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, advice regarding tax issues relating to our internal reorganizations and a transfer pricing study.

The aggregate fees billed by Deloitte for tax services were $699,000 in 2014. These services consisted of consultation regarding international entity structuring and internal reorganizations, assistance with transfer pricing, assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations as well as advice related to VAT and wage tax matters.

All Other Fees.    The were no aggregate other fees and expenses billed by Deloitte to us in 2013 and 2014.

Approval Procedures.    We have a policy on services provided by the independent auditors that we review on an annual basis and was last updated in December 2013. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at www.manpowergroup.com/about/corporategovernance.cfm. Each of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” was approved during 2013 and 2014 in accordance with the policy.

The audit committee has also received the written disclosures and confirmation from Deloitte required by PCAOB Ethics and Independence Rule 3526 and discussed with Deloitte their independence. In particular, at each regular meeting during 2014 and at the meeting in February 2015 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2014 audit, and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee

Gina R. Boswell, Chair

Patricia A. Hemingway Hall

Roberto Mendoza

Ulice Payne, Jr.

Paul Read

2.  RATIFICATION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2015 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2015.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2015. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2015, and your proxy will be so voted unless you specify otherwise.

3.  ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on our executive compensation program and asks that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following resolution regarding our executive compensation program:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

ManpowerGroup derives over 85% of its revenues from outside the United States, with the largest portions coming from the company’s operating segments in Southern Europe (36%), Northern Europe (29%) and Asia Pacific Middle East (11%). Our business is truly global in nature and complexity, with over 26,000 employees and over 600,000 associates connected with clients worldwide on any given day. Our worldwide network serves global, multinational and local companies in 80 countries and territories. We placed approximately 3.4 million people in jobs in 2014, and provided a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

To be successful, ManpowerGroup needs senior executives who have the capability and experience to operate effectively in this environment. A guiding principle of the company’s compensation program is to provide pay opportunities to the executive officers that are competitive in attracting and retaining executives of this caliber. Other key objectives of the program are to align compensation to shareholder interests and, as an element of that objective, to pay for results and not pay for failure.

Compensation packages for the executive officers generally include, as short-term arrangements, a base salary and an annual incentive bonus, and for long-term focus and value accumulation, performance share units (PSUs), stock options and restricted stock units. The annual incentive is earned based on achievement of goals established at the beginning of each year. Likewise, PSUs represent a right to receive shares of Company common stock based on achievement of goals established at the time the PSUs are granted. For both, award opportunities are established for achievement at threshold, target and outstanding levels.

The Company structures the compensation packages of the executive officers so that the overall outcomes at target fall generally within the median range of the competitive market. For the annual incentive and the PSU components of the package, award levels for achievement of the applicable goals generally are set at the median of the competitive market for target results and the 75th percentile for outstanding results. However, actual outcomes may vary among the executive officers due to experience and other individual factors. In addition, because of the cyclical nature of the Company’s business, actual outcomes may significantly exceed or fall short of this range after taking into account performance factors.

As noted above, a key objective of the compensation program is to align compensation to shareholder interests. The company’s compensation program addresses this objective on both a short-term basis and a long-term basis. Annual incentive awards are based on achievement of goals that are drivers of shareholder value and PSUs are earned based on operating profit margin percentage goals, an incentive that measures how efficiently our executive officers’ have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits. In addition, a substantial portion of the annual incentive award paid to the executive officers is based on achievement of earnings per share and return on invested capital for the year. Earnings per share focuses our executive officers on producing financial results that align with the interests of our shareholders, while return on invested capital incentivizes our executive officers to manage our accounts receivable and other capital investments carefully in order to maximize capital deployed.

Both the short-term and long-term components of the compensation program reflect the objective that senior executives should be paid for results and not paid for failure. The executive officers’ base salaries generally are at or below market median with a significant component of the annual cash opportunity based on the level of attainment of financial goals for the year. If the actual results fall short of the goals, the award level is correspondingly reduced or eliminated. As for the long-term components of the compensation program, the ultimate value received by an executive, through stock appreciation, will of course depend directly on the performance of the company. In addition, a significant component of the long-term compensation package consists of performance share units which are earned only to the extent the company achieves a pre-established level of performance tied to a designated financial metric, in this instance operating profit margin.

Approval of the company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the executive compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends you vote FOR the proposal to approve the compensation of our named executive officers, and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2016 annual meeting of shareholders must be received by us no earlier than November 30, 2015 and no later than January 29, 2016, and any other shareholder proposed business to be brought before the 2016 annual meeting of shareholders must be received by us no later than January 29, 2016. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2016 annual meeting of shareholders must be received by us at our principal executive offices by November 5, 2015. Such nominations or proposals must be submitted to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2014 all filing requirements were met except for one Form 4 reporting one transaction for Mr. Downe and one Form 4 reporting one transaction for Mr. Payne, in each instance, caused by a broker error which prevented its timely filing.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2015. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at www.manpowergroup.com/investors/investors.cfm or by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212.

By Order of the Board of Directors,

Richard Buchband, Secretary

APPENDIX A-1

Core Research Peer Group Companies

3M

Abbott Laboratories

Accenture plc

Ace Ltd.

AES Corp.

Aetna Inc.

Aflac Inc.

Alcoa

Allstate

Altria Group

American Electric Power

American Express

Amgen Inc.

Anadarko Petroleum Corp

Apache Corp

AutoNation

Baker Hughes Inc.

Bank Of New York Mellon Corp

Baxter International

Best Buy Co. Inc.

Bristol-Myers Squibb

Capital One Financial

Carnival Corp/PLC (USA)

CBS

Centurylink Inc.

Chubb

Cigna

Cisco Systems Inc.

Coca-Cola Enterprises

Colgate-Palmolive Co.

Computer Sciences

Conagra Foods Inc.

Constellation Energy

Coventry Health Care

Cummins

Danaher Corp

Deere & Co.

DIRECTV

Disney (Walt) Co.

Dominion Resources

Duke Energy

Dupont

Eaton

Ebay Inc.

EMC Corp

Emerson Electric

Exelon

FedEx Corp

FirstEnergy

Fluor

Freeport-McMoran Inc.

Gap Inc.

General Dynamics

General Mills

Goldman Sachs Group Inc.

Goodyear Tire & Rubber

Google Inc.

Halliburton

Hartford Financial Services

Hess

Honeywell International

Humana

Illinois Tool Works

Ingersoll-Rand Plc.

Intel Corp.

International Paper

Jabil Circuit Inc.

Johnson Controls

Kellogg Co.

Kimberly-Clark

Kohl’s

Kraft Foods Group Inc.

L-3 Communications

Lilly (Eli) & Co.

Lockheed Martin Corp.

Loews

Lowe’s Companies Inc.

Macy’s

Marathon Oil Corp

McDonald’s

Medtronic

Merck & Co

Monsanto Co.

Morgan Stanley

Motorola Mobility Holdings Inc.

Murphy Oil

National Oilwell Varco Inc

News Corp.

Nextera Energy

Nike, Inc

Northrop Grumman Corp

Nucor

Occidental Petroleum

Omnicom Group

Oneok

Oracle

Paccar Inc.

Parker-Hannifin Corp

JC Penney Co.

PG&E Corp.

Phillip Morris International

PNC Financial Svcs Grp

PPG Industries

PPL Corp

Progressive

Prudential Financial

Qualcomm Inc.

Raytheon Co

Safeway Inc.

Schlumberger Ltd

Sears Holding Corp

Southern

Southwest Airlines

Sprint Nextel

Staples

Starbucks Corp

SUNOCO

Supervalu Inc.

Sysco

TE Connectivity Ltd.

Tesoro

Texas Instruments

Time Warner Cable

Time Warner Inc.

TJX Companies Inc.

Travelers Cos.

Tyson Foods

U.S. Bancorp

Union Pacific

United Parcel Service Inc.

United States Steel

Viacom

Waste Management

Western Digital Corp

Whirlpool Corp

Xerox

Yum Brands

A-1

APPENDIX A-2

Industry-Specific Comparator Group

Insperity	Kforce
CDI Corp	Robert Half International, Inc.
Kelly Services, Inc.	TrueBlue, Inc

A-2

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 27, 2015.
Vote by Internet
• Go to www.envisionreports.com/MAN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY MANPOWERGROUP INC.	+

1. Election of Directors:
Nominees:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
1.1 - Cari M. Dominguez	☐	☐	☐	1.2 - Jeffrey A. Joerres			☐	☐	☐	1.3 - Roberto Mendoza	☐	☐	☐

1.4 - Ulice Payne, Jr.	☐	☐	☐	1.5 - Jonas Prising			☐	☐	☐	1.6 - Paul Read	☐	☐	☐

1.7 - Elizabeth P. Sartain	☐	☐	☐	1.8 - John R. Walter			☐	☐	☐	1.9 - Edward J. Zore	☐	☐	☐

				For	Against	Abstain						For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as independent auditors for 2015.				☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

ManpowerGroup Inc.

Annual Meeting of ManpowerGroup Inc. Shareholders

Tuesday, April 28, 2015

10:00 a.m.

International Headquarters of ManpowerGroup Inc.

100 Manpower Place

Milwaukee, Wisconsin

Agenda

1.	Elect nine individuals nominated by the Board of Directors of ManpowerGroup Inc. to serve until 2016 as directors.

2.	Ratification of Deloitte & Touche LLP as independent auditors for 2015.

3.	Advisory vote to approve the compensation of our named executive officers.

4.	Transact such other business as may properly come before the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: www.envisionreports.com/MAN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — ManpowerGroup Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MANPOWERGROUP INC.

The undersigned hereby appoints Jonas Prising, Michael J. Van Handel and Richard Buchband proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ManpowerGroup Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of ManpowerGroup Inc. to be held April 28, 2015 or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+